EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
U.S. SILICA HOLDINGS, INC.,
NEW BIRMINGHAM MERGER CORP.,
NBI MERGER SUBSIDIARY II, INC.,
NEW BIRMINGHAM, INC.,
and
EACH OF DAVID DURRETT AND ERIK DALL,
as Representatives of the Sellers and Optionholders

July 15, 2016

Table of Contents
Page

THE MERGERS	2
1.01Mergers    2
1.02Estimated Cash Purchase Price and Stock Consideration    4
1.03The Closing    4
1.04The Closing Transactions    5
1.05Purchase Price Adjustments    6
1.06Sellers Representatives    9
1.07No Further Rights of Transfer.    12
1.08Dissenting Shares.    12
1.09Withholding.    12
1.10Taking of Further Action.    12

CONDITIONS TO CLOSING	13
2.01Conditions to the Purchaser’s and Merger Sub 1’s Obligations    13
2.02Conditions to the Company’s Obligations    14

REPRESENTATIONS AND WARRANTIES OF THE COMPANY	15
3.01Organization and Corporate Power    16
3.02Subsidiaries    16
3.03Authorization; No Breach; Valid and Binding Agreement    16
3.04Capital Stock    17
3.05Financial Statements.    18
3.06Absence of Certain Developments    18
3.07Title to Properties    20
3.08Tax Matters    22
3.09Contracts and Commitments.    25
3.10Intellectual Property    27
3.11Litigation    28
3.12Governmental Consent.    29

13	Employee Benefit Plans. 29
3.14Insurance    30
3.15Compliance with Laws    31
3.16Environmental Compliance and Conditions    31
3.17Affiliated Transactions    32
3.18Employees.    32
3.19Customers    34
3.20Brokerage    34
3.21No Other Representations and Warranties    34

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB 1	35
4.01Organization and Corporate Power.    35
4.02Authorization    35
4.03No Violation    35
4.04Governmental Authorities; Consents    36
4.05Litigation    36
4.06Brokerage    36
4.07Investment Representation    36
4.08Financing    37
4.09Solvency    37
4.10Investigation    37
4.11Capital Stock    37
4.12Purchaser Shares.    37
4.13No Purchaser Material Adverse Effect    37
4.14No Shareholder Approval    38
4.15Purchaser SEC Reports    38
4.16No Reliance    38
4.17Tax Matters    38
4.18No Other Representations and Warranties.    39

COVENANTS OF THE COMPANY	39
5.01Conduct of the Business.    39
5.02Access to Books and Records    41
5.03Conditions    41
5.04Exclusive Dealing    42
5.05Notification    42
5.06280G Approval    42
5.07Pre-Closing Distribution    43

COVENANTS OF THE PURCHASER	43
6.01Books and Records    43
6.02Notification    44
6.03Director and Officer Liability and Indemnification    44
6.04Conditions    45
6.05Employment and Benefit Arrangements    45
6.06Registration of Purchaser Shares    46
6.07Certain Tax Matters    46

TERMINATION	47
7.01Termination    47
7.02Effect of Termination    48

ADDITIONAL COVENANTS	48
8.01Survival of Representations, Warranties, Covenants, Agreements and Other Provisions; Indemnification    48
8.02Tax Matters    58
8.03Further Assurances    61
8.04Disclosure Generally    61
8.05Regulatory Filings; Consents    61
8.06Escrow Agreement    63
8.07Restrictive Legend    63
8.08Lockup    63
8.09Termination of 401(k) Plan    64

DEFINITIONS	64
9.01Definitions    64
9.02Other Definitional Provisions.    77

MISCELLANEOUS	77
10.01Press Releases and Communications    77
10.02Expenses    78
10.03Notices    78
10.04Assignment    79
10.05Severability    79
10.06References    80
10.07Construction    80
10.08Amendment and Waiver    81

.09	Complete Agreement 81
10.10Third-Party Beneficiaries    81
10.11Waiver of Trial by Jury    81
10.12Purchaser Deliveries    81
10.13Specific Performance    82
10.14Delivery    82
10.15Counterparts    82
10.16Governing Law    82
10.17Consent to Jurisdiction    83
10.18Prevailing Party    83
10.19Payments under this Agreement    83
10.20Non-Recourse    83
10.21Representation.    84

EXHIBITS
Exhibit A        Form of Letter of Transmittal
Exhibit B        Form of Closing Certificate of the Company
Exhibit C        FIRPTA Certificate
Exhibit D        Form of Option Exercise Agreement
Exhibit E        Form of Consulting Agreement

Exhibit F        Form of Closing Certificate of the Purchaser

Exhibit G        Form of Escrow Agreement

Exhibit H        Form of Registration Rights Agreement

Exhibit I        Example Calculations

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 15, 2016, is made by and among U.S. Silica Holdings, Inc., a Delaware corporation (the “Purchaser”), New Birmingham Merger Corp., a Nevada corporation and wholly-owned subsidiary of Purchaser (“Merger Sub 1”), NBI Merger Subsidiary II, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub 2”), New Birmingham, Inc., a Nevada corporation (the “Company”), and David Durrett and Erik Dall, in their joint capacity as the Sellers Representatives hereunder (collectively, the “Sellers Representatives”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article IX below.
WHEREAS, the Sellers own all of the issued and outstanding capital stock of the Company;
WHEREAS, the Optionholders collectively own all of the Options, which consists of Options to acquire up to 750,000 shares of Common Stock on the terms and conditions provided in the agreements evidencing such Options;
WHEREAS, Purchaser, Merger Sub 1 and the Company intend to effect a merger of Merger Sub 1 with and into the Company in accordance with this Agreement and the Nevada Act (the “Merger”). Upon the consummation of the Merger, Merger Sub 1 will cease to exist, and the Company will become a wholly-owned subsidiary of Purchaser;
WHEREAS, immediately following the Merger, Purchaser, Merger Sub 2 and the Surviving Corporation intend to effect a merger of the Surviving Corporation with and into Merger Sub 2 in accordance with this Agreement and the DGCL (the “Second Merger”). Upon the consummation of the Second Merger, the Surviving Corporation will cease to exist, and Merger Sub 2 will continue as a wholly-owned subsidiary of Purchaser;
WHEREAS, for federal income tax purposes, it is intended that the Merger and Second Merger (together, the “Transactions”) contemplated herein shall, as part of an integrated plan of reorganization as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and the regulations promulgated thereunder;
WHEREAS, the respective boards of directors of Purchaser, Merger Sub 1 and Merger Sub 2 have, on the terms and subject to the conditions set forth in this Agreement, to the extent applicable, (i) determined that it is fair to, and in the best interest of, their respective companies for Purchaser to acquire all of the issued and outstanding shares of capital stock of the Company through the Merger, upon which the Company shall be a wholly owned subsidiary of Purchaser, to be followed immediately by the Second Merger, and (ii) authorized and approved this Agreement, the Merger, the Second Merger and the consummation of the transactions contemplated hereby and delivered to each other written copies thereof;
WHEREAS, the board of the Company has, on the terms and subject to the conditions set forth in this Agreement, to the extent applicable, (i) determined that it is fair to, and in the best interest of, the Company for Purchaser to acquire all of the issued and outstanding shares of capital stock of the Company through the Merger, upon which the Company shall be a wholly owned subsidiary of Purchaser, and (ii) authorized and approved this Agreement, the Merger, and the consummation of the transactions contemplated hereby and delivered to each other written copies thereof; and
WHEREAS, immediately following the execution and delivery of this Agreement, holders of Common Stock with sufficient voting power to adopt this Agreement and approve the terms of the Merger shall execute and deliver to Purchaser a written consent adopting this Agreement (the “Stockholder Consent”).
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I

THE MERGERS
1.01    Mergers
. On and subject to the terms and conditions of this Agreement, at the Closing:
(a)    First Merger.
(i)    The Merger will be consummated by the filing of articles of merger in customary form with the Secretary of State of the State of Nevada (the “Articles of Merger”) in accordance with Nevada Act. Upon such filing, Merger Sub 1 shall be merged with and into the Company, the separate existence of Merger Sub 1 shall cease and the Company shall continue as the surviving corporation under the laws of the State of Nevada (the “Surviving Corporation”). The Merger shall be effective at such time as the Articles of Merger are duly filed with and accepted for record by the Secretary of State of the State of Nevada or such later time as the parties may specify in the Articles of Merger (the “Effective Time”).
(ii)    At the Effective Time, by virtue of the Merger and without any further action by any other Person:
(A)    all the properties, rights, privileges, powers and franchises of the Company and Merger Sub 1 shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Merger Sub 1 shall become debts, liabilities, obligations and duties of the Surviving Corporation;
(B)    (y) the certificate of incorporation of Merger Sub 1, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation as of the Effective Time, except that all references to Merger Sub 1 in the certificate of incorporation shall be changed to refer to “New Birmingham, Inc.”; and (z) the bylaws of Merger Sub 1, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation as of the Effective Time, except that all references to Merger Sub 1 in the bylaws shall be changed to refer to “New Birmingham, Inc.”;
(C)    the directors and officers of Merger Sub 1 at the Effective Time shall be the directors and officers of the Surviving Corporation, in each case until successors are duly elected or appointed in accordance with the articles of incorporation and bylaws of the Surviving Corporation and the Nevada Act;
(D)    each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation;
(E)    each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and any Dissenting Shares) and all rights in respect thereof shall forthwith cease to exist and be converted into and represent the right to receive, upon delivery of a duly-executed and completed letter of transmittal in the form attached hereto as Exhibit A (“Letter of Transmittal”), the Per Share Merger Consideration; and
(iii)    all option plans of the Company, including any plan pursuant to which the Options were granted, shall be terminated and cease to exist pursuant to such actions by the board of directors, prior to the Effective Time, as necessary and appropriate to effectuate such termination.
(b)    Second Merger.
(i)    The Second Merger will be consummated by the filing of (A) a certificate of merger in customary form with the Secretary of State of the State of Delaware (the “Certificate of Merger”) in accordance with the DGCL, and (B) articles of merger in customary form with the Secretary of State of the State of Nevada (the “Second Articles of Merger”) in accordance with the Nevada Act. Upon such filings, the Surviving Corporation shall be merged with and into Merger Sub 2, the separate existence of the Surviving Corporation shall cease and Merger Sub 2 shall continue as the surviving corporation under the laws of the State of Delaware (the “Second Surviving Corporation”). The Second Merger shall be effective at such time as the Certificate of Merger and Second Articles of Merger are duly filed with and accepted for record by the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada, respectively, or such later time as the parties may specify in the Certificate of Merger and the Second Articles of Merger (the “Second Effective Time”).
(ii)    At the Second Effective Time, by virtue of the Second Merger and without any further action by any other Person:
(A)    all the properties, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2 shall vest in the Second Surviving Corporation and all debts, liabilities, obligations and duties of the Surviving Corporation and Merger Sub 2 shall become debts, liabilities, obligations and duties of the Second Surviving Corporation;
(B)    (y) the certificate of incorporation of Merger Sub 2, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Second Surviving Corporation as of the Effective Time, except that all references to Merger Sub 2 in the certificate of incorporation shall be changed to refer to “New Birmingham, Inc.”; and (z) the bylaws of Merger Sub 2, as in effect immediately prior to the Effective Time, shall be the bylaws of the Second Surviving Corporation as of the Effective Time, except that all references to Merger Sub 2 in the bylaws shall be changed to refer to “New Birmingham, Inc.”;
(C)    the directors and officers of Merger Sub 2 at the Effective Time shall be the directors and officers of the Second Surviving Corporation, in each case until successors are duly elected or appointed in accordance with the articles of incorporation and bylaws of the Second Surviving Corporation and the DGCL;
(D)    each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Second Surviving Corporation; and
(E)    each share of common stock of Merger Sub 2 issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall forthwith cease to exist.
1.02    Estimated Cash Purchase Price and Stock Consideration
. The aggregate consideration for the Merger pursuant to this Agreement (the “Merger Consideration”) will be (a) an amount of cash equal to (i) $111,100,000, plus (ii) the amount by which Estimated Net Working Capital exceeds Target Working Capital (or minus the amount by which Target Working Capital exceeds Estimated Net Working Capital), plus (iii) the total amount of Estimated Cash on Hand, minus (iv) the outstanding amount of Estimated Indebtedness, minus (v) the unpaid Estimated Seller Transaction Expenses (the “Estimated Cash Purchase Price”) and (b) the Stock Consideration. The Estimated Cash Purchase Price will be subject to adjustment after the Closing pursuant to Section 1.05. For purposes of this Agreement, the term “Closing Payment” shall mean (x) the Estimated Cash Purchase Price minus (y) the Indemnity Escrow Amount and the Working Capital Escrow Amount and minus (z) the Sellers Representatives Admin Expense Fund.
1.03    The Closing
. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 300 North LaSalle Street, Chicago, Illinois 60654 at 10:00 a.m. on the second (2nd) business day following full satisfaction or waiver of all of the closing conditions set forth in Article II hereof (other than those to be satisfied at the Closing, but subject to the satisfaction of those conditions) or on such other date as is mutually agreeable to the Purchaser and the Sellers Representatives. The date and time of the Closing are referred to herein as the “Closing Date”. By mutual agreement of the parties, the Closing may take place by conference call and electronic (i.e., email/pdf) or facsimile exchange of documents.
1.04    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:
(a)    the Sellers Representatives shall deliver to the Purchaser (i) completed and duly executed Letters of Transmittal from all Sellers, together with all of the stock certificates evidencing the Shares, and (ii) all books and records and other property of the Company or any of its Subsidiaries in any Seller’s possession or under any Seller’s control;
(b)    the Purchaser shall (i) deliver to the Sellers Representatives (on behalf of the Sellers other than Proterra in accordance with their respective Allocation Percentages) an amount in cash equal to the Closing Payment, less the portion thereof to be delivered to Proterra pursuant to the immediately following clause (ii), by wire transfer of immediately available funds to the account(s) designated by the Sellers Representatives (which account(s) shall be designated by the Sellers Representatives to the Purchaser in writing at least three (3) Business Days before the Closing Date), (ii) deliver to Proterra an amount in cash equal to Proterra’s Allocation Percentage of the Closing Payment, by wire transfer of immediately available funds to the account designated by Proterra (which account shall be designated by Proterra to the Purchaser in writing at least three (3) Business Days before the Closing Date), and (iii) issue or transfer, or cause to be issued or transferred, to the Sellers (in accordance with their respective Allocation Percentages) the number of Purchaser Shares payable as the Stock Consideration pursuant to the terms hereof, which may be represented by book-entry interests or one or more certificates issued to each Seller at the Purchaser’s election;
(c)    the Company shall deliver to the Purchaser appropriate evidence of releases of any Liens (other than any Permitted Liens) related to the assets and properties of the Company and its Subsidiaries and payoff letters with respect to any Indebtedness set forth on the Indebtedness Payoff Schedule outstanding as of the Closing (in each case in a form reasonably satisfactory to the Purchaser);
(d)    the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of the Indebtedness (as set forth on the Indebtedness Payoff Schedule delivered by the Sellers Representatives or the Company to Purchaser at least three (3) Business Days prior to the Closing Date) by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;
(e)    the Purchaser shall repay, or cause to be repaid, on behalf of the Sellers, the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Seller Transaction Expenses, by wire transfer of immediately available funds, to the account(s) designated by each Person to whom such Seller Transaction Expenses are to be paid and delivered in writing by the Sellers Representatives or the Company to Purchaser at least three (3) Business Days prior to the Closing Date;
(f)    the Purchaser shall deliver the Indemnity Escrow Amount and the Working Capital Escrow Amount by wire transfer of immediately available funds to the Escrow Agent;
(g)    Purchaser shall deposit, or cause to be deposited, the Sellers Representatives Admin Expense Fund by wire transfer of immediately available funds to an account designated in writing by the Sellers Representatives at least three (3) Business Days prior to the Closing Date;
(h)    each Seller shall deliver to Purchaser at least three (3) Business Days prior to the Closing Date such information concerning the Seller as Purchaser or its registrar and transfer agent may reasonably request at least five (5) Business Days prior to the Closing Date in order to issue the Purchaser Shares to such Seller; and
(i)    the Purchaser and the Sellers Representatives or the Company, as applicable, shall make such other deliveries as are required by Article II hereof.
1.05    Purchase Price Adjustments
.
(a)    At least two (2) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser (i) a good faith estimate of Net Working Capital (the “Estimated Net Working Capital”), Cash on Hand (the “Estimated Cash on Hand”), Indebtedness (the “Estimated Indebtedness”) and Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”) and the resulting calculation of the Estimated Cash Purchase Price as set forth in Section 1.02 and (ii) a schedule (the “Closing Schedule”) setting forth (A) the Allocation Percentage for each Seller and (B) the number of Purchaser Shares to be issued to each Seller as the Stock Consideration. The Estimated Cash Purchase Price shall be prepared in accordance with the definitions set forth in this Agreement and using the accounting principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Latest Balance Sheet, to the extent consistent with GAAP.
(b)    As promptly as possible, but in any event within seventy-five (75) days after the Closing Date, the Purchaser will deliver to the Sellers Representatives (i) a consolidated balance sheet of the Company and its Subsidiaries (the “Closing Balance Sheet”) and (ii) a statement showing the Purchaser’s calculation of Net Working Capital, Cash on Hand, Indebtedness and Seller Transaction Expenses, and the resulting calculation of the Final Cash Purchase Price (together with the Closing Balance Sheet, the “Preliminary Closing Statement”). The Closing Balance Sheet shall be prepared in accordance with the definitions set forth in this Agreement and using the accounting principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Latest Balance Sheet, to the extent consistent with GAAP. If the Preliminary Closing Statement is not delivered to the Sellers Representatives within seventy-five (75) days after the Closing Date, the Sellers Representatives may elect, at the Sellers Representatives’ sole discretion, for the Company’s estimates delivered pursuant to Section 1.05(a) to be deemed to constitute the finally determined amounts of Net Working Capital, Cash on Hand, Indebtedness and Seller Transaction Expenses, which election shall be final and binding upon, and non‑appealable, by the parties hereto.
(c)    During the thirty (30) days after delivery of the Preliminary Closing Statement, the Purchaser shall give the Sellers Representatives and its accountants reasonable access during normal business hours to review the Company’s and its Subsidiaries’ books and records, work papers supporting data and relevant personnel related to the preparation of the Preliminary Closing Statement (and, solely to the extent relevant thereto, to the Purchaser’s books and records and work papers) for purposes of the Sellers Representatives’ review of the Preliminary Closing Statement. The Sellers Representatives and its accountants may make inquiries of the Purchaser and its Subsidiaries and their respective accountants regarding questions concerning or disagreements with the Preliminary Closing Statement arising in the course of its review thereof, and the Purchaser shall use its, and shall cause its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to provide reasonable cooperation with and reasonably promptly respond to such inquiries; provided, however, that the independent accountants of Purchaser shall not be obligated to make any working papers available to Sellers Representatives unless the Sellers Representatives have signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. If the Sellers Representatives have any objections to the Preliminary Closing Statement, the Sellers Representatives shall deliver to the Purchaser a statement setting forth in reasonable detail its objections thereto and the basis for such objections (an “Objections Statement”). If an Objections Statement is not delivered to the Purchaser within forty-five (45) days after delivery of the Preliminary Closing Statement, the Preliminary Closing Statement shall be final, binding and non-appealable by the parties hereto. The Sellers Representatives and the Purchaser shall negotiate in good faith to resolve any such objections, and all such negotiations related thereto shall be treated as settlement negotiations under Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule, unless otherwise agreed in writing by the Sellers Representatives and the Purchaser. In the event that the Purchaser and the Sellers Representatives resolve in writing all such disagreements, the amounts for Net Working Capital, Indebtedness, Cash on Hand and Seller Transaction Expenses so agreed in writing by the Purchaser and the Sellers Representatives shall be final and binding upon, and non-appealable by, the parties hereto. In the event that the Purchaser and the Sellers Representatives are unable to reach a final resolution within fifteen (15) Business Days after the delivery of the Objections Statement, the Sellers Representatives and the Purchaser shall submit such dispute to KPMG LLP or such other nationally recognized certified public accounting firm as is reasonably acceptable to the Purchaser and the Sellers Representatives (other than Ernst & Young LLP and BDO USA, LLP) (the “Dispute Resolution Firm”). The Dispute Resolution Firm shall consider only those items and amounts which are identified in the Objections Statement as being items which the Sellers Representatives and the Purchaser are unable to resolve. The Dispute Resolution Firm’s determination will be based solely on the definitions of Net Working Capital, Cash on Hand, Indebtedness and Seller Transaction Expenses, as applicable, contained in this Agreement. In resolving any disputed item, the Dispute Resolution Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party (as set forth on the Preliminary Closing Statement or Objections Statement, as applicable). The Sellers Representatives and the Purchaser shall use their commercially reasonable efforts to cause the Dispute Resolution Firm (who shall be acting as an expert and not as an arbitrator) to resolve all disagreements as soon as practicable and in any event within thirty (30) days after the submission of any dispute. Further, the Dispute Resolution Firm’s determination shall be based solely on the submissions by the Purchaser and the Sellers Representatives which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Purchaser and the Sellers Representatives will cooperate in good faith with the Dispute Resolution Firm during the term of its engagement. The resolution of the dispute by the Dispute Resolution Firm shall be final, binding and non-appealable on the parties hereto and their Affiliates. The costs and expenses of the Dispute Resolution Firm shall be allocated based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party in the presentation to the Dispute Resolution Firm. For example, if the Sellers Representatives submits an Objections Statement for $1,000, and if the Purchaser contests only $500 of the amount claimed by the Sellers Representatives, and if the Dispute Resolution Firm ultimately resolves the dispute by awarding the Sellers Representatives $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Firm will be allocated 60% (i.e. 300/500) to the Purchaser and 40% (i.e., 200/500) to the Sellers Representatives (on behalf of the Sellers in accordance with their respective Allocation Percentages).
For purposes hereof, “Final Cash Purchase Price” (which, for the avoidance of doubt, does not include the Stock Consideration) means an aggregate amount as finally determined in accordance with this Section 1.05(b) equal to (i) $111,100,000, plus (ii) the amount by which Net Working Capital exceeds Target Working Capital (or minus the amount by which Target Working Capital exceeds Net Working Capital), plus (iii) the total amount of Cash on Hand, minus (iv) the outstanding amount of Indebtedness, minus (v) the unpaid Seller Transaction Expenses, in each case, as finally determined pursuant to this Section 1.05(b), as applicable.

(d)    Post-Closing Adjustment Payment
.
(i)    If the Final Cash Purchase Price is greater than the Estimated Cash Purchase Price, the Purchaser shall promptly (but in any event within five (5) Business Days after the determination of the Final Cash Purchase Price in accordance with Section 1.05(b)) deliver to the Sellers Representatives (on behalf of the Sellers in accordance with their respective Allocation Percentages) the amount of such excess by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers Representatives. Immediately following payment of any amounts determined pursuant to Section 1.05(b) and this Section 1.05(d)(i) to be owing to the Sellers Representatives (on behalf of the Sellers in accordance with their respective Allocation Percentages), the Sellers Representatives and the Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the Sellers Representatives (on behalf of the Sellers in accordance with their respective Allocation Percentages) all remaining funds in the Working Capital Escrow Account, in accordance with the terms of the Escrow Agreement.
(ii)    If the Final Cash Purchase Price is less than the Estimated Cash Purchase Price, the Sellers Representatives and the Purchaser shall promptly (but in any event within five (5) Business Days after the determination of the Final Cash Purchase Price in accordance with Section 1.05(b)) deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay from the Working Capital Escrow Account (and, if the funds in the Working Capital Escrow Account are insufficient to cover such shortfall, then also from the Indemnity Escrow Account) to an account or accounts designed by the Purchaser the amount of such shortfall by wire transfer of immediately available funds to an account or accounts designated by the Purchaser. Immediately following payment of any amounts determined pursuant to Section 1.05(b) and this Section 1.05(d)(ii) to be owing to the Purchaser, the Sellers Representatives and the Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the Sellers Representatives (on behalf of the Sellers in accordance with their respective Allocation Percentages) all remaining funds (if any) in the Working Capital Escrow Account, in accordance with the terms of the Escrow Agreement. The Working Capital Escrow Account and the Indemnity Escrow Account shall be the Purchaser’s sole recourse with respect to, and the exclusive source of funds for, any payments required to be made by the Sellers or the Sellers Representatives pursuant to Section 1.05(b) and this Section 1.05(d).
1.06    Sellers Representatives.
(a)    Appointment. Each Seller and Optionholder hereby irrevocably constitutes and appoints each of David Durrett and Erik Dall, in their collective capacity as the Sellers Representatives, as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of any Seller or Optionholder that may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and/or the Escrow Agreement, including but not limited to: (i) execution of the Escrow Agreement and other documents and certificates pursuant to this Agreement or the Escrow Agreement; (ii) except with respect to Proterra, receipt of payments under or pursuant to this Agreement or the Escrow Agreement and disbursement thereof to the Sellers and Optionholders, in accordance with this Agreement or the Escrow Agreement and subject to the terms hereof or thereof (with Purchaser hereby acknowledging that any payments under or pursuant to this Agreement or the Escrow Agreement that are owed or otherwise payable to Proterra shall be made directly to Proterra); (iii) receipt and forwarding of notices and communications pursuant to this Agreement or the Escrow Agreement; (iv) administration of the provisions of this Agreement and the Escrow Agreement; (v) giving or agreeing to, on behalf of any or all of the Sellers and/or Optionholders, any and all consents, waivers, amendments or modifications deemed by the Sellers Representatives, in its sole and absolute discretion, to be necessary or appropriate under this Agreement or the Escrow Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement or the Escrow Agreement or any of the instruments to be delivered to the Purchaser pursuant to this Agreement or the Escrow Agreement; (vii) taking actions the Sellers Representatives is expressly authorized to take pursuant to the other provisions of this Agreement or the Escrow Agreement; (viii) (A) dispute or refrain from disputing, on behalf of each Seller and Optionholder relative to any amounts to be received by such Seller or Optionholder under this Agreement, the Escrow Agreement or any agreements contemplated hereby or thereby, any claim made by the Purchaser under this Agreement, the Escrow Agreement or other agreements contemplated hereby or thereby, (B) negotiate and compromise, on behalf of each Seller and Optionholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, the Escrow Agreement or any other agreement contemplated hereby or thereby, and (C) execute, on behalf of each Seller and Optionholder, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Sellers and Optionholders in connection with this Agreement, the Escrow Agreement or any other agreement contemplated hereby or thereby and paying any fees related thereto. Each Seller and Optionholder agrees that, with respect to any Indebtedness included in the calculation of Purchase Price, he, she or it will not contest or dispute the amount of such Indebtedness included if such amount has been approved for inclusion by the Sellers Representatives. For the avoidance of doubt, any obligations of the Sellers Representatives hereunder and any obligation on Purchaser with respect to the Sellers Representatives hereunder (including any obligation to deliver notices, payments, documents or information to the Sellers Representatives), shall only require such obligation to by satisfied by or with respect to either David Durrett or Erik Dall, not both, and any written consent of the Sellers Representatives shall be deemed effective if executed and delivered by either David Durrett or Erik Dall.
(b)    Reliance. The Purchaser shall be fully protected in dealing with the Sellers Representatives under this Agreement and may rely upon the authority of the Sellers Representatives (or either of them) to act on behalf of the Sellers and Optionholders. Any payment by the Purchaser to the Sellers Representatives shall be considered a payment by the Purchaser to the Sellers and Optionholders. The appointment of the Sellers Representatives is coupled with an interest and shall be irrevocable by any Seller or Optionholder in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable law.
(c)    Acts of the Sellers Representatives. The Sellers Representatives may not resign from their capacity as the Sellers Representatives at any time without the Purchaser’s prior written consent.
(d)    Expenses and Liabilities. Any expenses or liabilities incurred by the Sellers Representatives in connection with the performance of their duties under this Agreement or the Escrow Agreement shall not be the personal obligation of the Sellers Representatives but shall be payable by the Sellers and Optionholders based on their respective Allocation Percentage; provided that the Sellers Representatives shall first satisfy any such expenses or liabilities by using funds from the Sellers Representatives Admin Expense Fund. The Sellers Representatives may from time to time submit invoices to the Sellers and Optionholders covering such expenses and/or liabilities and, upon the request of any Seller or Optionholder, shall provide the Sellers and Optionholders with an accounting of all expenses paid. The Sellers Representatives shall be entitled to hold, use and apply the funds in the Sellers Representatives Admin Expense Fund to reimburse or indemnify itself from and against any costs, fees, expenses and Losses, and to the extent that the Sellers Representatives determines (in their sole discretion) that no further amounts are necessary to be held by the Sellers Representatives, the Sellers Representatives shall distribute any such remaining amounts to the Sellers in accordance with their Allocation Percentages.
(e)    Indemnification of the Sellers Representatives. The Sellers and Optionholders shall severally, but not jointly, indemnify and hold harmless, pro-rata based on each Seller’s and Optionholder’s Allocation Percentage, the Sellers Representatives from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Sellers Representatives’ execution and performance (solely in its capacity as the Sellers Representatives and not in its capacity as a Seller or Optionholder) of this Agreement, provided that the Sellers Representatives shall first recover any such losses, liabilities or expenses against the Sellers Representatives Admin Expense Fund prior to pursuing any individual Seller or Optionholder for indemnification pursuant hereto. All of the indemnitees, immunities and powers granted to the Sellers Representatives under this Agreement will survive the date of this Agreement or any termination of this Agreement.
(f)    Limitation on Liability. Neither the Sellers Representatives nor any of their respective representatives will be liable to any Seller or Optionholder relating to the performance of the Sellers Representatives’ duties and obligations under this Agreement, the Escrow Agreement or any other agreements contemplated herein or for any errors in judgment, negligence, oversight, breach of duty or otherwise, except to the extent it is finally determined by a court of competent jurisdiction that any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such person as a proximate result of the gross negligence or willful misconduct of either of the Sellers Representatives (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of the Sellers Representatives’ good faith and reasonable judgment). Subject to the terms of this Agreement, the Sellers Representatives will be fully protected in acting upon any notice, statement or certificate believed by the Sellers Representatives to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act on any matter unless such belief constitutes gross negligence or willful misconduct. The Sellers Representatives are serving in that capacity solely for purposes of administrative convenience, and are not liable in such capacity or any other capacity for any of the obligations of the Sellers or Optionholders hereunder, and Purchaser agrees that it will in no event look to the personal assets of the Sellers Representatives, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers, the Optionholders or any of their respective Subsidiaries.
(g)    Payments. With respect to all amounts paid to the Sellers Representatives on behalf of the Sellers and Optionholders under this Agreement, the Sellers Representatives agree to promptly pay such amounts to the Sellers and Optionholders in accordance with their respective Allocation Percentages.
1.07    No Further Rights of Transfer. At and after the Effective Time, (a) each Seller shall cease to have any rights as an equityholder of the Company, except as otherwise required by applicable Law and except for the right of each Seller to deliver a duly executed and completed Letter of Transmittal in exchange for payment of the portion of the Merger Consideration such Stockholder is entitled to pursuant to this Agreement in the manner and at the times set forth herein and (b) no transfer of Shares shall be made on the transfer books of the Surviving Corporation. Immediately after the Effective Time, the stock ledger of the Company shall be closed.
1.08    Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, any Shares that are outstanding immediately prior to the Effective Time and which are held by Sellers who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and are entitled to appraisal for such Shares in accordance with the Nevada Act shall not be converted into or represent the right to receive the applicable portion of the Merger Consideration. Such Sellers instead shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of the Nevada Act, solely to the extent such Sellers have perfected and not withdrawn and are otherwise entitled to appraisal in accordance with the Nevada Act. If any such Seller is not entitled to appraisal of such Seller’s Shares in accordance with the Nevada Act or otherwise withdraws such Seller’s demand for appraisal, such Seller shall be entitled to receive, without any interest thereon, the applicable portion of the Merger Consideration in the manner provided in this Article I. Any Shares for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, are referred to herein as “Dissenting Shares”. The Company shall give Purchaser (x) prompt notice of any demands for appraisal pursuant to the Nevada Act received by the Company and withdrawals of such demands, and (y) the opportunity to participate in and, if Purchaser elects, direct, all negotiations and proceedings with respect to any such demands for appraisal. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.
1.09    Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser or its designee and the Company and its Subsidiaries shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser or its designee or the Company and its Subsidiaries are required by law to deduct and withhold with respect to the making of such payment under the Code, applicable Treasury Regulations or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
1.10    Taking of Further Action. If, at any time after the Effective Time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub 1, Purchaser and the Surviving Corporation are fully authorized in their respective names to take, and will take, all such lawful and reasonably necessary or desirable action, so long as such action is not inconsistent with this Agreement.
ARTICLE II

CONDITIONS TO CLOSING
2.01    Conditions to the Purchaser’s and Merger Sub 1’s Obligations. The obligations of the Purchaser and Merger Sub 1 to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing Date:
(a)     (i) The representations and warranties in Article III (other than the representations and warranties in Section 3.04 and Section 3.16)) shall be true and correct in all respects at and as of the date of this Agreement and the Closing, in each case as though then made, except for representations and warranties that speak only as of a specific date or time, which shall be true and correct in all respects as of such date and time, without giving effect to any “materiality” or “Company Material Adverse Effect” qualifications set forth therein, in each case except where the failure of such representations and warranties to be true and correct have not had, and would not reasonably be expected to have, a Material Adverse Effect, (ii) the representations and warranties in Section 3.04 shall be true and correct in all respects at and as of the date of this Agreement and the Closing, in each case as though then made, except for representations and warranties that speak only as of a specific date or time, which shall be true and correct in all respects as of such date and time, and (iii) the representations and warranties in Section 3.16 shall be true and correct in all material respects at and as of the date of this Agreement and the Closing, in each case as though then made, except for representations and warranties that speak only as of a specific date or time, which shall be true and correct in all respects as of such date and time, without giving effect to any “materiality” or “Company Material Adverse Effect” qualifications set forth therein;
(b)    the Sellers and the Company shall have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing, provided, however, that the foregoing condition shall be deemed to have satisfied the requirements under Section 1.04(a)(i) if the Sellers Representatives have delivered to the Purchaser duly executed Letters of Transmittal and stock certificates evidencing the Shares from the number of Sellers constituting at least 98% of the issued and outstanding capital stock of the Company;
(c)    the applicable waiting periods under the HSR Act shall have expired or been terminated;
(d)    there shall not have been a Company Material Adverse Effect between the date hereof and the Closing Date;
(e)    no Claim shall be pending by or before any Governmental Authority of competent jurisdiction wherein an unfavorable injunction, decision, ruling, judgment, decree or order would prohibit the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded following consummation;
(f)    the Escrow Agent and the Sellers Representatives shall have each executed and delivered signatures to the Escrow Agreement to the Purchaser;
(g)    the Company shall have delivered to the Purchaser a certificate signed by an authorized officer of the Company in the form set forth on Exhibit B, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) above have been satisfied;
(h)    the Company shall have delivered to the Purchaser a certificate, substantially in the form of Exhibit C attached hereto, duly completed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying that the Shares are not United States real property interests;
(i)    each Optionholder shall have executed and delivered to the Purchaser, at least three (3) Business Days prior to the Closing, an Option Exercise Agreement substantially in the form of Exhibit D hereto;
(j)    the Company shall have delivered to the Purchaser, in form satisfying the requirements of PCAOB AU Section 722, Interim Financial Information (SAS 100), no later than one (1) Business Day prior to the Closing Date, (i) unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of June 30, 2016, and (ii) unaudited consolidated statements of operations, cash flows, and stockholders equity for each of the six (6)-month periods ended June 30, 2016 and June 30, 2015, together with the related notes thereto;
(k)    each Restricted Seller shall have delivered to the Purchaser a duly executed copy of a Consulting Agreement in the form set forth on Exhibit E;
(l)    the Company shall have delivered to Purchaser written evidence reasonably satisfactory to Purchaser of the termination of the Stockholders Agreement, dated as of May 27, 2014, by and between the Company and certain Sellers;
(m)    the Company shall have completed the Pre-Closing Distributions; and
(n)     the holders of a majority of the Shares shall have executed and delivered the Stockholder Consent, a copy of which has been delivered to Purchaser within one (1) Business Day after the date of this Agreement.
If the Closing occurs, all closing conditions set forth in this Section 2.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser.
2.02    Conditions to the Company’s Obligations
. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Closing Date:
(a)    (i) The representations and warranties in Article IV that contain any qualifications as to materiality or Purchaser Material Adverse Effect (or any correlative terms or qualifiers) shall be true and correct in all respects at and as of the date of this Agreement and the Closing, in each case as though then made, except for representations and warranties that speak only as of a specific date or time, which shall be true and correct in all respects as of such date and time, and (ii) the representations and warranties in Article IV that do not contain any qualifications as to materiality or Purchaser Material Adverse Effect (or any correlative terms or qualifiers) shall be true and correct in all material respects at and as of the date of this Agreement and the Closing, in each case as though then made, except for representations and warranties that speak only as of a specific date or time, which shall be true and correct in all material respects as of such date and time;
(b)    the Purchaser and Merger Sub 1 shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c)    the applicable waiting periods under the HSR Act shall have expired or been terminated;
(d)    no Claim shall be pending by or before any Governmental Authority of competent jurisdiction wherein an unfavorable injunction, decision, ruling, judgment, decree or order would prohibit the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
(e)    the Escrow Agent and the Purchaser shall have each executed and delivered signatures to the Escrow Agreement to the Sellers Representatives;
(f)    the Purchaser shall have delivered to the Sellers Representatives a certificate signed by an authorized officer of Purchaser in the form set forth as Exhibit F, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) above have been satisfied; and
(g)    the Purchaser shall have delivered to the Sellers Representatives a copy of the Registration Rights Agreement in the form set forth as Exhibit H, duly executed by the Purchaser.
If the Closing occurs, all closing conditions set forth in this Section 2.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Sellers Representatives, on behalf of the Sellers.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the schedules accompanying this Agreement (each a “Schedule” and, collectively, the “Disclosure Schedules”), in which capitalized terms used and not otherwise defined have the meanings given to them in this Agreement, and each section of which shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules if it is readily apparent on its face based on a plain reading of such information that such disclosure is applicable to such other section of the Disclosure Schedules, the Company hereby represents and warrants to the Purchaser and Merger Sub 1 as of the date hereof that:
3.01    Organization and Corporate Power
. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and assets, to carry on its businesses as now conducted and to execute and deliver this Agreement and carry out the transactions contemplated hereby (including the Merger), and the Company is qualified or licensed to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify or be licensed, except where the failure to hold such power, authority, authorizations, licenses and permits would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. The copies of the Company’s certificate of incorporation and bylaws, including all amendments thereto prior to the date hereof, have been made available to the Purchaser and are true and complete. The Company is not in default under, or in violation of, any provision of its certificate of incorporation or bylaws.
3.02    Subsidiaries
.    Except as set forth on Schedule 3.02, the Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person, corporation, organization or entity or has any obligation to make any direct or indirect investment in, or capital contribution to, any Person. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate, or other legal entity, as the case may be, power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to hold such authorizations, licenses and permits or to be so qualified would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. All of the capital stock of each of the Company’s Subsidiaries is validly issued, fully paid and nonassessable and, except as set forth on Schedule 3.02, all of the capital stock of each such Subsidiary is owned, directly or indirectly, by the Company and is, or will be upon the Closing, free and clear of all Liens (other than Permitted Liens). The copies of each such Subsidiary’s articles of incorporation and bylaws (or similar governing documents or operating agreements) and all amendments thereto prior to the date hereof have been made available to the Purchaser and are true and complete.
3.03    Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company is a party and the consummation of the transactions contemplated hereby or thereby (including the Merger) have been duly and validly authorized by all requisite corporate action, in each case by the Company, and no other act or proceeding (corporate or otherwise) on the part of the Company is necessary to authorize the execution, delivery or performance of this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby (including the Merger), other than the Stockholder Consent and the filing of the Articles of Merger as required by the Nevada Act. Except as set forth on Schedule 3.03, the execution, delivery and performance by the Company of this Agreement and the other agreements and instruments contemplated hereby to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby (including the Merger), (a) do not and will not conflict with or result in any breach of, constitute a default under, or result in a violation of the provisions of the Company’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws (or equivalent organizational documents), (b) do not and will not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien (other than Permitted Liens) upon any assets of the Company or any of its Subsidiaries under, or require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Authority under, any Contract to which the Company or any of its Subsidiaries is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company or any of its Subsidiaries is subject, except, in the case of this clause (b), where the failure of any of the foregoing to be true would not reasonably be expected to result in the Company or any of its Subsidiaries being required to make any material payment, forego any material right or benefit or incur a material liability or obligation. This Agreement and each of the other agreements and instruments contemplated hereby to which the Company is a party and that is required to by the terms of this Agreement to be executed on or before the date hereof, has been duly executed and delivered by the Company and, assuming that this Agreement and each of these other agreements and instruments has been duly executed, authorized and delivered by the Purchaser, Merger Sub 1 and Merger Sub 2, this Agreement and each of these other agreements and instruments constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
3.04    Capital Stock
. Schedule 3.04 sets forth the Company’s authorized, issued and outstanding capital stock, including the Shares, as of the date hereof and as of the Closing Date. Each Seller is the record owner of, and has good title to, all of such outstanding Shares set forth opposite such Seller’s name on Schedule 3.04 free and clear of all Liens other than restrictions on transfer imposed by federal or state securities laws. All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive rights or rights of first refusal. Except as set forth on Schedule 3.04, the Company does not have any other equity securities authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth on the attached Schedule 3.04, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of the Company, (b) securities convertible or exchangeable into capital stock of the Company, (c) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts, agreements or obligations (contingent or otherwise) that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase, retire or redeem capital stock of the Company or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no bonds, debentures, notes or other Indebtedness of the Company outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholder of the Company, in such stockholder’s capacity as a stockholder of the Company, may vote.
3.05    Financial Statements.
(a)    Schedule 3.05(a) consists of the Company’s (i) audited consolidated balance sheets as of December 31, 2015 and December 31, 2014, and audited consolidated statements of operations, cash flows and stockholders’ equity for the fiscal years then ended, together with all related notes thereto, accompanied by the report thereon of BDO USA, LLP and (ii) unaudited consolidated balance sheet as of May 31, 2016 (the “Latest Balance Sheet”), and unaudited consolidated statements of income and cash flows for the five (5)-month period then ended (the financial statements in clauses (i) and (ii), collectively, the “Financial Statements”). Except as set forth on Schedule 3.05(a), the Financial Statements have been based upon the information contained in books and records of the Company and its Subsidiaries, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments (none of which footnote disclosures or changes would, individually or in the aggregate, reasonably be expected to be material).
(b)    The Company and its Subsidiaries have no liabilities or obligations (whether matured or unmatured, known or unknown, fixed or contingent or otherwise required to be reserved against on a consolidated balance sheet of the Company and its Subsidiaries pursuant to GAAP), except (i) liabilities or obligations reflected on or reserved against on the Latest Balance Sheet, (ii) liabilities that were incurred after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which is a liability for a material breach of contract), (iii) liabilities arising under the executory portion of any Contract and (iv) liabilities set forth on Schedule 3.05(b).
(c)    Except as set forth on Schedule 3.05(c), none of the Company or any of its Subsidiaries generates revenue, has a presence or carries on any Business outside of the United States.
3.06    Absence of Certain Developments
. Since December 31, 2015 to the date hereof, there has occurred no event, change, circumstance, occurrence, fact, condition, effect or development that has had a Company Material Adverse Effect. Except as set forth on the attached Schedule 3.06 and except as expressly contemplated by this Agreement, since December 31, 2015 the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and neither the Company nor any of its Subsidiaries has:
(a)    borrowed any amount or incurred or become subject to any Indebtedness or other material liabilities (other than liabilities incurred in the ordinary course of business consistent with past practice, liabilities under Contracts entered into in the ordinary course of business consistent with past practice or disclosed on the Disclosure Schedules);
(b)    mortgaged, pledged or subjected to any material Lien, charge or other encumbrance, any material portion of its assets, except Permitted Liens;
(c)    sold, assigned, transferred, leased or licensed or otherwise encumbered all or any material portion of its tangible assets, except in the ordinary course of business;
(d)    (i) sold, assigned, transferred, leased, licensed, sublicensed or otherwise encumbered any Intellectual Property owned by the Company or its Subsidiaries or necessary for or used in the Business, except in the ordinary course of business, (ii) to the Company’s knowledge, disclosed any proprietary confidential information or trade secrets to any Person that is not an Affiliate of the Company or any of its Subsidiaries, except pursuant to a valid and binding non-disclosure or confidentiality agreement or (iii) abandoned or permitted to lapse any Intellectual Property (including registrations and applications for registrations of Intellectual Property) necessary for or used in the Business;
(e)    issued, sold or transferred any of its capital stock or other equity securities, securities convertible, exchangeable or exercisable into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, or any notes, bonds or debt securities;
(f)    made any material capital investment in, or any material loan or advance to, or guaranty for the benefit of, any other Person (other than a Subsidiary of the Company);
(g)    declared, set aside, or paid any dividend or made any non-cash distribution with respect to its capital stock or other equity securities or redeemed, purchased, or otherwise acquired any of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity securities), except for dividends or distributions made by the Company’s Subsidiaries to their respective parents in the ordinary course of business;
(h)    made any capital expenditures or commitments therefor in excess of $250,000, except for such capital expenditures or commitments therefor that are reflected in the Company’s budget for the fiscal year ending December 31, 2016 previously provided to the Purchaser;
(i)    made any material loan to, or entered into any other material transaction with, any of its directors, officers, and employees outside the ordinary course of business;
(j)    (i) entered into any employment Contract with payments exceeding $150,000 per year or any collective bargaining agreement, or materially modified the terms of any such existing Contract or agreement or (ii) made or granted any bonus, retention, or severance payments or rights, or any wage, salary or other compensation increase to any employee or group of employees other than in the ordinary course of business consistent with past practice;
(k)    made any other material change in employment terms (including compensation) for any of its directors or officers or for any employees having employment Contracts with annual payments exceeding $150,000 per year;
(l)    discharged or satisfied any material Lien (other than any Permitted Lien) or paid any material obligation or material liability, other than current liabilities paid in the ordinary course of business consistent with past practice;
(m)    except in the ordinary course of business, (i) made or granted any material increase in any benefits under an employee benefit plan, policy or arrangement, or (ii) materially amended or materially terminated any existing employee benefit plan, policy or arrangement or adopted any new material employee benefit plan, policy or arrangement;
(n)    suffered any damage, destruction or casualty loss exceeding, in the aggregate, $250,000, whether or not covered by insurance;
(o)    made any change in any accounting policies or principles other than changes consistent with GAAP;
(p)    entered into any Material Contract or real property lease other than in the ordinary course of business;
(q)    made or materially changed any Tax election, changed any annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any “closing agreement” as described in Section 7121 of the Code with respect to Taxes, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or
(r)    entered into any Contract, written or oral, to take any of the foregoing actions described in clauses (a) through (q) above.
3.07    Title to Properties
.
(a)    Except as set forth on Schedule 3.07(a), the Company and each of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property and tangible assets shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, and such tangible personal property and tangible assets are all of the assets used in or necessary for the conduct of the Business (excluding the iron ore business) as it is being conducted as of the date hereof.
(b)    The real property demised by the leases described on Schedule 3.07(b) (the “Leased Real Property”) constitutes all of the real property leased, subleased or licensed by the Company and its Subsidiaries. Except as set forth on Schedule 3.07(b), the Leased Real Property leases are in full force and effect, and either the Company or one of its Subsidiaries holds a legal, valid and existing leasehold interest under each such lease, free and clear of all liens and encumbrances, except for Permitted Liens, and, to the Company’s knowledge, the Leased Real Property leases are valid and binding obligations of the other party or parties thereto, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Company has made available to the Purchaser complete and accurate copies of each of the leases described on Schedule 3.07(b), and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Purchaser. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is in default in any material respect under any of such leases and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under any Leased Real Property lease. The Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under the Leased Real Property leases has not been disturbed and there are no ongoing disputes with respect to any Leased Real Property lease. No security deposit or portion thereof deposited with respect to any such Leased Real Property lease has been applied in respect of a breach or default under any such Leased Real Property lease which has not been redeposited in full. Neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to such Leased Real Property lease or any portion thereof. Neither the Company nor any Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Leased Real Property lease.
(c)    The Owned Real Property described on Schedule 3.07(c) constitutes all of the real property owned by the Company and its Subsidiaries. Schedule 3.07(c) sets forth the address and description of each Owned Real Property. With respect to each Owned Real Property: (i) the Company or Subsidiary (as the case may be) has good indefeasible fee simple title to such Owned Real Property, free and clear of all liens and encumbrances, except Permitted Liens, (ii) except as set forth in Schedule 3.07(c), neither the Company nor any Subsidiary has leased or, other than pursuant to any Permitted Lien, otherwise granted to any Person (other than the Company or its Subsidiaries, as applicable) the right to use or occupy such Owned Real Property or any portion thereof; and (iii) other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.
(d)    The Real Property comprises all of the real property used in the Business (excluding the iron ore business).
(e)    All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, board of fire underwriters, associations or any other entities having jurisdiction over the Real Property, which are required to use or occupy the Real Property or operate the Business as currently conducted, have been issued and are in full force and effect, except for any Real Property Permit the failure of which to be issued or to be in full force and effect would not reasonably be expected to result in a Company Material Adverse Effect. Schedule 3.07(e) lists all material Real Property Permits held by the Company or any Subsidiary with respect to each Real Property. The Company has delivered or otherwise made available to Purchaser true and complete copies of all Real Property Permits obtained by the Company or any of its Subsidiaries with respect to the Business (excluding the iron ore business). The Company has not received any written notice from any Governmental Authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the Company’s knowledge, there is no reasonable basis for the issuance of any such notice or the taking of any such action.
(f)    Each parcel of Real Property has direct access to a public street adjoining the Real Property, and such access is not dependent on any land or other real property interest which is not included in the Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property.
(g)    To the Company’s knowledge, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and reasonably sufficient for the operation of the Business as currently conducted thereon, and all hook-up fees or other similar fees or charges have been paid in full.
3.08    Tax Matters
. Except as set forth on Schedule 3.08:
(a)    The Company and its Subsidiaries have timely filed all income and other material Tax Returns which are required to be filed by them. Each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes (whether or not shown as due and owing by the Company and the Subsidiaries on any Tax Returns) that are due and payable have been timely paid. Each of the Company and its Subsidiaries has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party.
(b)    There are no pending audits, disputes, written claims or other information requests asserting any deficiency in Taxes or any proposed adjustment of any Taxes or Tax Returns with respect to the Company or any of its Subsidiaries.
(c)    Neither the Company nor any of its Subsidiaries has waived any statute of limitations beyond the date hereof in respect of any Taxes or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.
(d)    Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.
(e)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.
(f)    Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4.
(g)    The Company is treated as a corporation for federal income tax purposes under Treasury Regulation 301.7701-3.
(h)    There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary.
(i)    Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or Benefit Plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder in connection with the transactions contemplated hereby (either alone or in combination with the occurrence of any other event).
(j)    Neither the Company nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise ‘‘gross-up’’ any Person for any Taxes as a result of Sections 280G or 4999 of the Code.
(k)    Neither the Company nor any Subsidiary (A) has been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than a group the members of which are the Company and its Subsidiaries or any combination thereof) or (B) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation §1.1502-6 or any analogous or similar state, local or foreign law or regulation, or as a transferee or successor.
(l)    The Company is not and has not been a United States Real Property Holding Corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).
(m)    Each agreement, contract, arrangement or Benefit Plan of the Company and its Subsidiaries that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company or any of its Subsidiaries is a party (collectively, a “Plan”) complies with and has been maintained in accordance with the requirements of Section 409A of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder and no amounts under any such Plan is or has been subject to any interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code.
(n)    Neither the Company nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise ‘‘gross-up’’ any Person for any Taxes as a result of Section 409A of the Code.
(o)    Neither the Company nor any Subsidiary of the Company owns an interest, directly or indirectly, in any joint venture, partnership, limited liability company, association, or other entity that is treated as a partnership for U.S. federal, state or local income Tax purposes.
(p)    Since January 1, 2011, the Company has not received written notice of any Claim by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary, respectively, is or may be subject to taxation by that jurisdiction.
(q)    None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date other than in the ordinary course of business, (v) election pursuant to Section 108(i) of the Code; (vi) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Law); or (vii) use of an improper method of accounting for a taxable period on or prior to the Closing Date.
(r)    None of the Company or any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement (other than (i) any customary agreements with customers, vendors, lenders, lessors entered into in the ordinary course of business and the primary purpose of which is not related to Taxes and (ii) property Taxes payable with respect to properties leased), and none has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.
(s)    Following the Second Merger, the Second Surviving Corporation will hold at least ninety percent (90%) of the fair market value of the Company’s net assets and at least seventy percent (70%) of the fair market value of the Company’s gross assets held immediately prior to the Transactions (taking into account any assets distributed pursuant to the Pre-Closing Distributions). For purposes of this Section 3.08(s), amounts paid by the Company to stockholders who receive cash or other property, amounts used by the Company to pay Seller Transaction Expenses, amounts paid by the Company to redeem stock, securities, warrants or options of Company as part of any overall plan of which the Transactions are a part, and amounts distributed by the Company to stockholders of the Company (except for regular, normal dividends) as part of an overall plan of which the Transactions are a part, in each case, will be treated as constituting assets of Company immediately prior to the Effective Time.
(t)    None of the Company or its Subsidiaries has any knowledge that any stockholder of the Company has a plan or intention to, following the Transactions, sell, by means of a sale, exchange, transfer, pledge, disposition or any other transaction which results in a transfer of risk of ownership or a direct or indirect disposition, any Purchaser Common Stock to Purchaser or any person that is related to Purchaser within the meaning of Treasury Regulation Section 1.368-1(e)(3).
(u)    No assets of the Company or its Subsidiaries have been sold, transferred or otherwise disposed of so as to prevent the Company and its Subsidiaries from continuing its “historic business” or from using a “significant portion” of its “historic business assets” in a business following the Transactions, as such terms are defined in Treasury Regulation Section 1.368-1(d).
(v)    None of the Company or its Subsidiaries has knowingly taken or agreed to take any action, has knowingly failed to take any action, or has knowledge of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede the Transactions from qualifying as a reorganization under Code Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(D).
The representations and warranties contained in Section 3.05, Section 3.06(q), this Section 3.08, Section 3.13 and Section 3.16 are the only representations and warranties being made by the Company with respect to Taxes related to the Company or any of its Subsidiaries or this Agreement or its subject matter, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters.

3.09    Contracts and Commitments.
(a)    Except as set forth on Schedule 3.09(a), neither the Company nor any of its Subsidiaries is party to or bound by any written:
(i)    (A) collective bargaining agreement or contract with any trade union or other labor organization or (B) Contract with any current or former employee, director or independent contractor providing for future severance, change in control, retention, stay-pay or similar payments;
(ii)    written bonus, pension, profit sharing, stock option, employee stock purchase, retirement or other form of deferred compensation plan, other than as described in Section 3.13(a) or the Disclosure Schedules relating thereto;
(iii)    (A) Contract for the employment of any officer, individual employee or other person on a full-time, part-time or other basis providing for fixed compensation in excess of $150,000 per annum (other than standard offer letters for at-will employment) or relating to loans to officers, directors or Affiliates pursuant to which it has any material obligation or (B) Contract with any independent contractor or consultant providing for fixed compensation in excess of $150,000 per annum;
(iv)    (A) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of their assets, or (B) Contract under which it has advanced or loaned any other Person, that is not an Affiliate of the Company, amounts exceeding, in the aggregate, $100,000;
(v)    guaranty of any obligation for Indebtedness or other material guaranty;
(vi)    settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or its Subsidiaries will be required, after the date of this Agreement, to satisfy any monetary or material non-monetary obligations;
(vii)    lease or agreement under which it is lessee or lessor of, or holds or operates, any material personal property owned by any other party, or permits any third party to hold or operate any material personal property owned or controlled by it, in each case for which the annual rental exceeds $150,000;
(viii)    agreements relating to any completed material business acquisition by the Company or any of its Subsidiaries within the last three (3) years or pursuant to which the Company or any of its Subsidiaries has remaining obligations or liabilities;
(ix)    Contract pursuant to which (A) the Company or any of its Subsidiaries are licensed or otherwise permitted by a third party to use any Intellectual Property owned by such third party (other than non-exclusive licenses to the Company or any of its Subsidiaries of commercially available “off the shelf” software that is not material to the Business), or (B) any third party is licensed or otherwise permitted to use any Intellectual Property owned or held exclusively by the Company or any of its Subsidiaries;
(x)    Contract which limits or prohibits the Company or any of its Subsidiaries from competing or freely engaging in business anywhere in the world;
(xi)    (A) joint venture, partnership or similar agreement related to the creation or development of Intellectual Property by or for the Company or any of its Subsidiaries, or (B) Contract providing for the assignment, ownership, creation or development of any Intellectual Property;
(xii)     (A) Contract that limits the freedom or right of the Company or any of its Subsidiaries to use Intellectual Property owned by the Company or any of its Subsidiaries, (B) any settlement contract, consent-to-use or settlement agreement relating to Intellectual Property, or (C) any Contract granting any exclusive rights to any third party with respect to the Intellectual Property owned by the Company or any of its Subsidiaries;
(xiii)    Contract which is not terminable by it upon less than sixty (60) days’ notice without penalty or additional liability and involves payments in excess of $250,000 annually; or
(xiv)    any other Contract which involves a consideration in excess of $500,000 annually.
(b)    The Company has delivered or made available to the Purchaser true and correct copies of all written Contracts and an accurate description of all oral arrangements or Contracts that are required to be set forth on Schedule 3.09(a), together with all material amendments, waivers or other changes thereto.
(c)    Except as set forth on Schedule 3.09(c), (i) each of the Company and its Subsidiaries has performed in all material respects all material obligations required to be performed by it and is not in material default under, in material breach of, nor in receipt of any written Claim of material default or material breach under, any Material Contract; (ii) no event has occurred which, with the passage of time or the giving of notice or both, would result in a material default or material breach by the Company or any of its Subsidiaries under any Material Contract; and (iii) as of the date hereof, to the knowledge of the Company there is no material breach or threatened material breach by (or non-ordinary course notice of non-renewal or termination from (other than any automatic non-renewals or terminations in accordance with such Material Contract’s terms)) the other parties to any Material Contract. Except for those that have terminated or expired in accordance with their terms, all of the Contracts and plans set forth on Schedule 3.09(a) or required to be set forth on Schedule 3.09(a) (collectively, the “Material Contracts”) are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or such Subsidiary, and are enforceable against the Company or such Subsidiary in accordance with their respective terms, and, to the Company’s knowledge, constitute legal, valid and binding obligations of the other party or parties thereto, enforceable against such party or parties in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
3.10    Intellectual Property
.
(a)    All of the patents, registered trademarks, registered service marks, registered copyrights, Internet domain names, and applications for any of the foregoing owned or purported to be owned by the Company and its Subsidiaries are set forth on Schedule 3.10. The Company and its Subsidiaries exclusively own and possess all right, title and interest in and to the Intellectual Property required to be set forth on Schedule 3.10, and such Intellectual Property is valid, enforceable, unexpired and subsisting and free and clear of all Liens, except for Permitted Liens. There are no claims pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries in the past six (6) years with respect to infringement, misappropriation or violation of any third party Intellectual Property. Neither the Company nor any of its Subsidiaries, nor the operation of the Business, infringes, misappropriates or violates, or has infringed, misappropriated or violated, the Intellectual Property of any third party. To the Company’s knowledge, no third party is currently infringing, misappropriating or violating any Intellectual Property owned by the Company or any of its Subsidiaries.
(b)    The Company and its Subsidiaries own or possess sufficient rights pursuant to a valid and enforceable written license agreement to use all Intellectual Property necessary for or used in the Business as presently conducted, and all such Intellectual Property shall continue to be owned or otherwise possessed by the Company and its Subsidiaries or available for use on substantially similar terms and conditions by the Company and its Subsidiaries upon the completion of the Closing. The Company and its Subsidiaries have taken commercially reasonable measures to maintain, enforce and protect its rights in the Intellectual Property owned by the Company and its Subsidiaries.
(c)    The Company and its Subsidiaries have taken commercially reasonable steps, including reasonable security measures, to protect and maintain the value of all Intellectual Property owned by the Company and its Subsidiaries, including the confidentiality of any trade secrets. Except as set forth in Schedule 3.10, all current and former employees, independent contractors, and other Persons who have been involved in the development of any Intellectual Property for the benefit of the Company or any of its Subsidiaries, have executed and delivered to the Company and its Subsidiaries a valid and enforceable agreement (i) providing for the nondisclosure by such Person of any Confidential Information of the Company and its Subsidiaries, and (ii) providing for the assignment (by way of a present grant of assignment) by such Person to the Company and its Subsidiaries of any Intellectual Property arising out of such Person’s employment by, engagement by, or contract with the Company and its Subsidiaries. To the Company’s knowledge, no such current or former employees, independent contractors, or other Persons are in breach of any such agreements.
(d)    The information technology systems used in the Business, including all computer hardware, software, firmware, process automation and telecommunications systems, operate and perform in accordance with their documentation and functional specifications, in all material respects, and otherwise as required by the Company and its Subsidiaries. There have been no failures, breakdowns, continued substandard performance, or other adverse events affecting such information technology systems that have caused any substantial disruption of or interruption in and to the use of such information technology systems for more than one Business Day. The Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan.
3.11    Litigation
. Except as set forth on Schedule 3.11, there are no Claims (and, during the two (2) year period preceding the date of this Agreement, there have not been any Claims) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries (including, in each case, any Claims with respect to the transactions contemplated hereby or in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby), or pending or threatened by the Company or any of its Subsidiaries against any Person, at law or in equity, or before or by any Governmental Authority or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case which if determined adversely to the Company or any of its Subsidiaries would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is subject to or in default under any outstanding judgment, Order or decree of any court or Governmental Authority.
3.12    Governmental Consent.
Except (a) as set forth on the attached Schedule 3.12(a), (b) as required under the HSR Act and (c) for the filing of the Articles of Merger in connection with the Merger and the filing of the Certificate of Merger and Second Articles of Merger in connection with the Second Merger, no material Permit of, or declaration to or filing with, any Governmental Authority or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any other transaction contemplated hereby. Schedule 3.12(b) contains a complete list of all Permits, other than the Real Property Permits, issued to the Company or any of its Subsidiaries that are currently used by the Company or any of its Subsidiaries in connection with the operation of the Business, except for such immaterial Permits that would be readily obtainable by any qualified applicant without any undue burden or material cost in the event of any lapse, termination, cancellation or forfeiture thereof, and such Permits, together with the Real Property Permits, represent all Permits required for the operation of the Business (excluding the iron ore business) as presently conducted by the Company and its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with all such Permits identified on Schedule 3.12(b), all of which are in full force and effect, and there are no pending or, to the Company’s knowledge, threatened limitations, terminations, expirations or revocations of any material Permits other than such limitations, terminations, expirations or revocations that would not be material to the Business. During the three (3) years prior to the date hereof, no written notices have been received by the Company or any of its Subsidiaries alleging the failure to hold any material Permits.
3.13    Employee Benefit Plans.
(a)    Schedule 3.13(a) contains a true and complete list of all “pension plans” (as defined under Section 3(2) of ERISA) and “welfare plans” (as defined under Section 3(1) of ERISA) and other bonus or incentive compensation, deferred compensation, severance, retention, or termination pay, retirement, profit-sharing, change in control, transaction-based payment, performance award, equity or equity-related award, health and welfare benefit plans, programs, policies, practices, agreements and arrangements and other material employee benefit plans, programs, policies, practices, agreements and arrangements, regardless of whether such plan is subject to ERISA, which the Company or any of its Subsidiaries maintains, participates in, contributes to, or is required to contribute to, or with respect to which the Company or any Subsidiary has or may have any current liability or obligation (collectively, the “Benefit Plans”).
(b)    Each of the Benefit Plans that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the Internal Revenue Service or is a prototype or other plan that is entitled to rely on an opinion or advisory letter issued by the Internal Revenue Service to the plan sponsor regarding qualification of the form of the prototype or other plan, and to the Company’s knowledge, nothing has occurred that would reasonably be expected to adversely affect such qualified status. Each Benefit Plan has been funded, administered and maintained, in form and in operation, in all material respects in accordance with its terms and with all applicable Laws, including but not limited to the requirements of the Code and ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan that would reasonably be expected to result in any material liability. There are no current actions, suits, or Claims pending, or, to the Company’s knowledge, threatened (other than routine claims for benefits) with respect to any Benefit Plan. There are no audits, inquiries, or proceedings pending or, to the Company’s knowledge, threatened in writing by any Governmental Authority with respect to any Benefit Plan.
(c)    With respect to each Benefit Plan, all required contributions have been made on a timely basis in accordance with applicable Laws.
(d)    The Company has made available to the Purchaser true and complete copies of, in each case to the extent applicable, (i) all documents embodying each Benefit Plan, including, without limitation, all plan documents and amendments thereto, related trust documents, and group insurance policies and Contracts, (ii) the most recent determination, opinion, notification, or advisory letter received from the Internal Revenue Service for each Benefit Plan, (iii) the most recent Form 5500 annual report for each Benefit Plan, (iv) the most recent summary plan description and all summary(ies) of material modifications thereto for each Benefit Plan, (v) the most recent plan years’ compliance and discrimination tests for each Benefit Plan, (vi) all material correspondence with a Governmental Authority with respect to each Benefit Plan dated within the past thirty-six (36) months and (vii) the Code Section 280G analysis and any waivers, consents, disclosures, and other documents prepared in connection with the actions described in Section 5.06 hereof performed in connection with the transactions contemplated by this Agreement.
(e)    Neither the Company nor any of its ERISA Affiliates maintains, sponsors, contributes to or has any current or contingent liability with respect to, (i) any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” (as such term is defined under Section 3(37) of ERISA). Except as set forth on Schedule 3.13(e), no Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any actual or potential obligation to provide, post-employment health, life or other welfare benefits, other than as required under Section 4980B of the Code or any similar applicable Law for which the covered individual pays the full cost of coverage.
(f)    Except as expressly provided otherwise under this Agreement or as set forth on Schedule 3.13(f), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in combination with the occurrence of any other event) constitute an event under any Benefit Plan that will result in any payment (whether severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits, forfeiture or obligation to fund benefits thereunder.
3.14    Insurance
. Schedule 3.14 contains a true and complete list as of the date of this Agreement of all material insurance policies to which the Company or any of its Subsidiaries is a party or which provide coverage to or for the benefit of or with respect to the Company, its Subsidiaries or any director or employee of the Company or its Subsidiaries in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the premium, the expiration date of the policy and the amount of coverage. The Company has made available to the Purchaser true and complete copies of all such Insurance Policies. All Insurance Policies maintained by the Company and each of its Subsidiaries are in full force and effect and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any such Insurance Policies. The Company and the Company’s Subsidiaries are current in all premiums due under the Insurance Policies and have otherwise complied in all material respects with all of their material obligations under each Insurance Policy. The Company or one of the Company’s Subsidiaries, as applicable, has given timely notice to the insurer of all material Claims known to the Company that may be insured by any such Insurance Policy.
3.15    Compliance with Laws
. Except as described on Schedule 3.15, the Company and each of its Subsidiaries is, and during the three (3) years prior to the date hereof has been, in compliance in all material respects with all applicable Laws and regulations of foreign, federal, state and local governments and all agencies thereof, except where the failure to comply would not be material to the Business or the operations of the Company. During the three (3) years prior to the date hereof, no written request for information or audits (other than in the ordinary course of business) and no written Claims have been received by, and to the Company’s knowledge, no Claims have been filed against, the Company or any of its Subsidiaries alleging material noncompliance with any Laws.
3.16    Environmental Compliance and Conditions
. Except as set forth on Schedule 3.16:
(a)    The Company and its Subsidiaries are in compliance, and have for the past three (3) years complied, in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining, and complying with all Permits required under Environmental Laws for the occupation of the Leased Real Property and the operation of the Business.
(b)    None of the Company or any of its Subsidiaries has received in the past three (3) years, or prior to such time if not fully settled and resolved, any notice, report, Order, directive, or other information regarding any actual or alleged material violations of, or material liabilities arising under, Environmental Laws.
(c)    None of the Company or any of its Subsidiaries has (i) manufactured, distributed, treated, stored, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Substance, or (ii) owned or operated any property or facility (including the Leased Real Property) which is or has been contaminated by any Hazardous Substance in the case of clauses (i) and (ii) so as to give rise to any material liability pursuant to Environmental Laws.
(d)    Each of the Company and its Subsidiaries has (i) in the amounts and forms required by any Environmental Laws, obtained all performance bonds, surety bonds, insurance and any other financial assurances required under Environmental Laws for land reclamation or otherwise, and (ii) obtained or acquired all mining, surface or other rights necessary for access, water, plant sites, tailings disposal, waste dumps, ore dumps, abandoned heaps, or ancillary facilities required under Environmental Laws or other Laws in connection with the Business, and all such rights are sufficient in scope and substance for the operation of the Business.
(e)    None of the Company or any of its Subsidiaries has designed, manufactured, sold, marketed, installed, repaired or distributed products or other items containing any Hazardous Substance so as to give rise to any material liability under Environmental Laws.
(f)    None of the Company or any of its Subsidiaries has assumed, undertaken, become subject to, or provided an indemnity with respect to any material liability of any other Person pursuant to Environmental Laws.
(g)    The Company has made available to the Purchaser all environmental audits, assessments, and reports and all other environmental documents materially bearing on environmental, health or safety conditions of the Real Property and the Business or relating to the current and former operations and facilities (including without limitation the Leased Real Property) of the Company and its Subsidiaries that are in its possession or under its reasonable control.
The representations and warranties contained in Section 3.05, Section 3.06, Section 3.08, Section 3.09, Section 3.11, Section 3.12, Section 3.14, Section 3.15 and this Section 3.16 are the only representations and warranties being made by the Company with respect to environmental matters related to the Company or any of its Subsidiaries or this Agreement or its subject matter, and no other representation or warranty contained in any other section of this Agreement shall apply to any such environmental matters.
3.17    Affiliated Transactions
. Except as set forth on Schedule 3.17, no officer, director, shareholder or Affiliate of the Company or any of its Subsidiaries or, to the Company’s knowledge, any individual in any officer’s or director’s immediate family or any legal entity in which any such Person has the power to direct or control the actions of such legal entity, is a party to any Contract with the Company or any of its Subsidiaries or has any material interest in any assets, rights or property owned, licensed, leased or used by the Company or any of its Subsidiaries, other than employment-related Contracts. Schedule 3.17 contains a description of all material intercompany services provided to or on behalf of the Company or any of its Subsidiaries by any Seller or any Affiliates of the Sellers (other than the Company and its Subsidiaries).
3.18    Employees.
(a)     Except as set forth on Schedule 3.18(a), (i) neither the Company nor any of its Subsidiaries has experienced any material grievances, claims of unfair labor practices, arbitrations, or other material collective bargaining disputes within the past three (3) years, nor are any threatened in writing, (ii) within the past three (3) years, neither the Company nor any of its Subsidiaries has committed any unfair labor practice, (iii) no employees of the Company or any of its Subsidiaries are represented by any union, labor organization, or works council in connection with such employment, (iv) to the Company’s knowledge, no union organizing activities are underway or threatened with respect to any of the employees of the Company or any of its Subsidiaries and no such activities have occurred within the past five (5) years, (v) to the Company’s knowledge, the Business is not currently subject to any union, works council or other labor organization demand for recognition, (vi) there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s knowledge, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal, (vii) no collective bargaining agreements or other types of agreements with any union, labor organization, or works council with respect to any of the employees of the Company or any of its Subsidiaries are in effect or are currently being negotiated by the Company or any of its Subsidiaries, (viii) neither the Company nor any of its Subsidiaries has experienced any strike, work stoppage, picketing, walking out, lockout, slowdown or other material labor dispute during the last five (5) years, nor are any currently pending or, to the Company’s knowledge, threatened.
(b)    Except as set forth on Schedule 3.18(b), the Company and each of its Subsidiaries is, and within the past three (3) years has been, in compliance in all material respects with all Laws relating to labor relations or employment matters, including but not limited to Laws relating to employment practices, terms and conditions of employment, tax withholding, equal employment opportunity, discrimination, harassment, and retaliation, immigration status, employee safety and health, wages and hours, disability rights or benefits, applicant and employment background checking, the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local “mass layoff” or “plant closing” Law (collectively, “WARN”), collective bargaining, workers’ compensation, equal pay, family and medical leave and other leaves of absences, and worker classification (including proper classification of employees as exempt or non-exempt under the Fair Labor Standards Act or similar state or local wage and hour laws, and proper classification of workers as employees or independent contractors). Except as set forth on Schedule 3.18(b), there are no material Claims pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries alleging a violation of any Law pertaining to labor relations or employment matters, including any charges or complaints filed with the Equal Employment Opportunity Commission or comparable Governmental Authority, nor have there been any material such Claims within the past three (3) years.
(c)    To the Company’s knowledge, no officer, executive or key employee of Company or any Subsidiary: (i) has any present intention to terminate his or her employment with such Company or Subsidiary within the first twelve (12) months immediately following the Closing Date; or (ii) is party to or bound by any non-competition, non-solicitation, confidentiality, non-disclosure, no-hire, or similar agreement that could materially restrict such person in the performance of his or her duties for the Company or any Subsidiary or the ability of any Company or any Subsidiary to conduct its business.
(d)    Neither the Company nor any of its Subsidiaries has implemented any employee layoffs implicating WARN, in each case affecting any group of employees of the Company or any of its Subsidiaries, within the three (3) years prior to the Closing, nor has the Company or any of its Subsidiaries announced any such action or program for the future. Schedule 3.18(d) sets forth a true and complete list of employee layoffs, by date and location, implemented by the Company and its Subsidiaries in the ninety (90) day period preceding the date hereof, and the Company does not intend to implement any employee layoffs between the date hereof and the Closing Date.
3.19    Customers. Schedule 3.19 hereto sets forth a true and complete list of the ten largest customers (measured by dollar volume of sales by the Company and its Subsidiaries to such customers) of the Company and its Subsidiaries for the twelve (12)-month period ending May 31, 2016 and the expected ten largest customers (measured by dollar volume of sales by the Company or any of its Subsidiaries to such customers) of the Company and its Subsidiaries for the twelve (12)-month period ending May 31, 2017 (the “Significant Customers”). Since December 31, 2015, no Significant Customer has cancelled its relationship with the Company or any of its Subsidiaries, no Contract with a Significant Customer has been materially modified in a manner adverse to the interests of the Company relative to the terms in the previously existing Contract and no Significant Customer has provided the Company or any of its Subsidiaries written notice that it will discontinue doing business with the Company or its Subsidiaries or materially reduce the business that it currently conducts with the Company and its Subsidiaries, in each case except as set forth on Schedule 3.19.
3.20    Brokerage
. Except for the fees and expenses of Moelis & Company LLC, there are no claims for brokerage commissions, finders’ fees or similar compensation due in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.
3.21    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY CONTAINED IN THIS ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) OR ANY OTHER AGREEMENT OR CERTIFICATE EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, THE PURCHASER ACKNOWLEDGES THAT NEITHER THE COMPANY NOR ANY OTHER PERSON ON BEHALF OF THE COMPANY MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY (INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES), AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER, OR ANY OTHER PERSON, RESULTING FROM THE DISTRIBUTION TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR THE PURCHASER’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF OR RELIANCE ON, ANY SUCH INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSIONS WITH RESPECT TO ANY OF THE FOREGOING INFORMATION.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB 1
Each of the Purchaser and Merger Sub 1, as applicable, represents and warrants to the Company as of the date hereof and as of the Closing that:
4.01    Organization and Corporate Power.
The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub 1 is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full power and authority to enter into this Agreement and perform its obligations hereunder.
4.02    Authorization
. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Purchaser or Merger Sub 1 is a party, and the consummation of the transactions contemplated hereby or thereby (including the Merger), have been duly and validly authorized by all requisite corporate action, and no other act or proceeding (corporate or otherwise) on the Purchaser’s or Merger Sub 1’s, as applicable, part are necessary to authorize the execution, delivery or performance of this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby (including the Merger), other than approval of this Agreement by Purchaser as the sole stockholder of Merger Sub 1 and the filing of the Articles of Merger as required by the Nevada Act. Each of the Purchaser and Merger Sub 1 has all requisite corporate power and authority and full legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and each of the other agreements and instruments contemplated hereby to which the Purchaser or Merger Sub 1 is a party has been duly executed and delivered by the Purchaser or Merger Sub 1, as applicable, and assuming that this Agreement and each of the other agreements and instruments contemplated hereby to which the Purchaser or Merger Sub 1 is a party has been duly executed and delivered by the Company and the other parties thereto, this Agreement and each of the other agreements and instruments contemplated hereby to which the Purchaser or Merger Sub 1 is a party constitutes a valid and binding obligation of the Purchaser or Merger Sub 1, as applicable, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.
4.03    No Violation
. Each of the Purchaser’s and Merger Sub 1’s execution, delivery and performance of this Agreement and each of the other agreements and instruments contemplated hereby to which the Purchaser or Merger Sub 1 is a party, and the consummation of the transactions contemplated hereby or thereby (including the Merger), will not breach or violate (a) the Purchaser’s or Merger Sub 1’s certificate of incorporation, articles of incorporation or its bylaws (or similar organizational documents), (b) any applicable Law, or rule or regulation, or order, writ, injunction or decree, of any Governmental Authority applicable to Purchaser or Merger Sub 1, or (c) any Contract or Permit binding upon the Purchaser or Merger Sub 1, except in the cases of clauses (b) and (c), where such breach or violation would not materially and adversely affect the Purchaser’s or Merger Sub 1’s ability to execute, deliver and perform this Agreement or consummate the transactions contemplated hereby.
4.04    Governmental Authorities; Consents
. Except (a) as set forth on Schedule 4.04 and (ii) for the filing of the Articles of Merger in connection with the Merger and the filing of the Certificate of Merger and Second Articles of Merger in connection with the Second Merger, no consent, approval or authorization of any Governmental Authority or regulatory authority is required to be obtained by the Purchaser or Merger Sub 1 in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
4.05    Litigation
. There are no Claims pending or, to the Purchaser’s or Merger Sub 1’s knowledge, threatened against the Purchaser or Merger Sub 1 at law or in equity, or before or by any Governmental Authority, which would materially and adversely affect the Purchaser’s or Merger Sub 1’s ability to perform this Agreement or consummate the transactions contemplated hereby. Neither the Purchaser nor Merger Sub 1 is subject to any outstanding judgment, Order or decree of any court or Governmental Authority that would materially and adversely affect the Purchaser’s or Merger Sub 1’s ability to perform this Agreement or consummate the transactions contemplated hereby.
4.06    Brokerage
. Except as set forth on Schedule 4.06, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser or Merger Sub 1.
4.07    Investment Representation
. The Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. The Purchaser is an Accredited Investor. The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. The Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933, as amended, and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.
4.08    Financing
. The Purchaser will have on the Closing Date sufficient available funds to pay the Estimated Cash Purchase Price, and to pay all fees, costs, expenses and other amounts required to be paid by the Purchaser pursuant to this Agreement.
4.09    Solvency
. The Purchaser and Merger Sub 1 are not entering into this Agreement or the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Purchaser, the Company or any of their respective Subsidiaries. Assuming that the Company and its Subsidiaries are solvent on the date hereof and on the Closing Date and that the representations and warranties of the Company contained in this Agreement are true and correct, and after giving effect to the transactions contemplated by this Agreement, at and immediately after the Closing Date, Purchaser and its Subsidiaries (taken as a whole) will be solvent. As used in this Section 4.09, the term “solvent” means, with respect to a Person as of a particular date, that on such date (a) the sum of the fair saleable value of assets of such Person is greater than the sum of its debts (including a reasonable estimate of the amount of all contingent liabilities), (b) such Person shall be able to pay its debts as they mature or become due; and (c) such Person and each of its Subsidiaries shall have adequate capital and liquidity to carry on their respective businesses.
4.10    Investigation
. Each of the Purchaser and Merger Sub 1 acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. Each of the Purchaser and Merger Sub 1 is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Each of the Purchaser and Merger Sub 1 has been afforded access to books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Company and its Subsidiaries to its satisfaction.
4.11    Capital Stock
. The authorized shares of capital stock of the Purchaser consist of (i) 500,000,000 shares of Purchaser Common Stock and (ii) 10,000,000 shares of Purchaser Preferred Stock. As of June 30, 2016, 64,007,899 shares of Purchaser Common Stock were issued and outstanding and no shares of Purchaser Preferred Stock were issued and outstanding. As of the date hereof, all of the issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable. At the Closing, Purchaser will have sufficient authorized but unissued shares or treasury shares of Purchaser Common Stock for Purchaser to meet its obligation to deliver the Purchaser Shares under this Agreement.
4.12    Purchaser Shares. Upon issuance, the Purchaser Shares will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription or similar rights or Liens, other than Permitted Liens and restrictions on transfer imposed by state and federal securities laws.
4.13    No Purchaser Material Adverse Effect. Since December 31, 2015, there has occurred no event, change, circumstance, occurrence, fact, condition, effect or development that has had, or would reasonably be expected to have, a Purchaser Material Adverse Effect.
4.14    No Shareholder Approval. The issuance and delivery by Purchaser of the Purchaser Shares to the Sellers does not require any vote or other approval or authorization of any holder of any capital stock of Purchaser.
4.15    Purchaser SEC Reports. Purchaser has filed all required registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2015. All such required registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including those that Purchaser may file subsequent to the date of this Agreement until the Closing) are referred to herein as the “Purchaser SEC Reports”. As of their respective dates, the Purchaser SEC Reports (a) were prepared in accordance and complied in all material respects with the requirements of Laws applicable to such Purchaser SEC Reports; and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Purchaser’s Subsidiaries is required to file any forms or reports with the SEC.
4.16    No Reliance. Each of the Purchaser and Merger Sub 1 represents, warrants and agrees that the Purchaser has not relied upon any information, or the omission of any information, provided or made available by the Sellers, the Company, any Subsidiary of the Company, or any of their respective Representatives, other than the representations and warranties set forth in Article III (including without limitation, any estimates, projections, forecasts or other materials made available to the Purchaser, Merger Sub 1 or their Affiliates in certain “data rooms,” management presentations or the like).  Each of the Purchaser and Merger Sub 1 acknowledges that it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.
4.17    Tax Matters.
(a)    None of the Purchaser or its Subsidiaries has knowingly taken or agreed to take any action, has knowingly failed to take any action, or has knowledge of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede the Transactions from qualifying as a reorganization under Code Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(D).
(b)    Neither Purchaser, nor any of its Affiliates, nor a “related person” (as defined for purposes of Treasury Regulations Section 1.368-1(e)(4)) with respect to Purchaser (a “Related Tax Person”), nor any entity or arrangement that is treated as a partnership for federal income tax purposes and in which Purchaser or a Related Tax Person is treated for federal income tax purposes as owning a direct or indirect interest, has any intention, in connection with the Transactions provided for herein (as determined for purposes of Treasury Regulations Section 1.368-1(e)), to redeem or otherwise acquire any of the shares of Parent Common Stock transferred in connection with the Transactions if such action would cause the Transactions to fail to qualify as a reorganization under Code Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(D).
4.18    No Other Representations and Warranties.
EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB 1 CONTAINED IN THIS ARTICLE IV (INCLUDING ANY DOCUMENTS REFERENCED THEREIN) OR ANY OTHER AGREEMENT OR CERTIFICATE EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, THE PURCHASER AND MERGER SUB 1 DO NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE PURCHASER AND MERGER SUB 1 HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE V

COVENANTS OF THE COMPANY
5.01    Conduct of the Business.
From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Section 7.01, except (i) as expressly contemplated hereunder, (ii) as required by Law, (iii) if the Purchaser shall have consented in advance in writing or (iv) as set forth on Schedule 5.01, the Company shall (and shall cause each of its Subsidiaries to) conduct the Business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve the goodwill and organization of its business and the relationships with customers, suppliers, vendors, officers, employees, consultants and other Persons having business relations with the Company and its Subsidiaries, and the Company shall not, and shall cause each of its Subsidiaries not to:
(a)    issue, sell or deliver any shares of capital stock or issue or sell any securities convertible, exercisable or exchangeable into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of capital stock, or stock appreciation, phantom stock, profit participation or similar rights, or any notes, bond or debt securities;
(b)    effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization;
(c)    amend its certificate or articles of incorporation or bylaws (or equivalent organizational documents);
(d)    make any redemption or purchase of any shares of capital stock, including the Shares;
(e)    sell, assign, transfer, mortgage, pledge, lease, license, sublicense or subject to any Lien, charge or otherwise encumber all or any portion of its assets, except Permitted Liens;
(f)     make any capital investment in, or any capital contribution or loan or advance to, or guaranty for the benefit of, any other Person;
(g)     make any capital expenditures or commitments therefor in excess of $250,000, except for such capital expenditures or commitments therefor that are reflected in the Company’s capital expenditure budget for the fiscal year ending December 31, 2016 previously provided to the Purchaser, or delay any capital expenditures contemplated by such budget;
(h)    make any loan to, or enter into any other transaction with, any directors, officers or employees, other than immaterial loans or transactions made or entered into in the outside the ordinary course of business consistent with past practice;
(i)    incur any Indebtedness (other than to the extent the amount incurred is set forth on the Indebtedness Payoff Schedule);
(j)    make or grant any bonus or any wage or salary increase to any director, officer, employee or group of employees, or make or grant any increase in any employee benefit plan or arrangement, or amend or terminate any existing employee benefit plan or arrangement or adopt any new employee benefit plan or arrangement or enter into, amend or terminate any collective bargaining agreement or other employment agreement;
(k)    implement any employee layoffs implicating WARN;
(l)    compromise or settle any material Claim;
(m)     terminate or materially modify or amend any Contract, or enter into any agreement that, if existing prior to the date of this Agreement, would be a Contract, other than in the ordinary course of business consistent with past practice;
(n)    hire any officers or key employees or terminate the services of any existing officers or existing key employees, other than for cause;
(o)    knowingly take or agree to take any action, or fail to take any action that could reasonably be expected to prevent or impede the Transactions from qualifying as a reorganization under Code Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(D); or
(p)    take or omit to take any action that would have required to be disclosed under Sections 3.06(d), 3.06(g), 3.06(j), 3.06(k), 3.06(l), 3.06(o), 3.06(p) or 3.06(q) if such action had been taken between December 31, 2015 and the date of this Agreement.
Without limiting the scope of covenants of the Company set forth in this Section 5.01, the parties acknowledge and agree that (y) nothing contained in this Section 5.01 is intended to give the Purchaser or Merger Sub 1, directly or indirectly, the right to direct the control or operations of the Company or any of its Subsidiaries prior to the Closing and (z) prior to the Closing, subject to this Section 5.01, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of it and its Subsidiaries.
5.02    Access to Books and Records
.
(a)    From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Section 7.01, the Company shall (and shall cause each of its Subsidiaries to) provide the Purchaser and its Representatives with full access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Company and its Subsidiaries; provided that (a) such access shall not materially and unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, taken as a whole, (b) nothing herein shall require the Company and its Subsidiaries to provide access to, or to disclose any information to, the Purchaser if such access or disclosure would be reasonably likely to (i) waive any legal privilege or (ii) be in violation of applicable Law (including the HSR Act or any other applicable antitrust Law) or the provisions of any Contract entered into prior to the date of this Agreement and to which the Company or any Subsidiary is a party, and (c) nothing herein shall require the Company or its Subsidiaries to allow the Purchaser to conduct invasive environmental sampling or testing of the Real Property or relating to the Business without the written consent of the Company; provided, however, that the Company has provided consent to the environmental sampling activities described on Schedule 5.02. In the event that the Company or its Subsidiaries does not provide access to or disclose information in reliance on clause (i) or (ii) of the preceding sentence, the Company shall provide written notice to the Purchaser that it is denying such access or withholding such information and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not waive such privilege or contravene such Law or Contract. The Purchaser acknowledges that it remains bound by the Confidentiality Agreement, dated April 15, 2016 (the “Confidentiality Agreement”) and that all information it obtains as a result of access under this Section 5.02 shall be subject to the Confidentiality Agreement.
(b)    The Company shall deliver to the Purchaser copies of the Company’s unaudited interim monthly consolidated financial statements as soon as reasonably practicable (and in any event within thirty (30) days) following the end of each full monthly accounting period following the date hereof during the period between the date of this Agreement and the Closing as prepared by the Company in the ordinary course of business.
5.03    Conditions
. Subject to the terms of the covenants in Section 8.05, the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 2.01 (to the extent applicable to the Company and/or any such Seller) to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing). For purposes of this Agreement, the “commercially reasonable efforts” of the Company shall not require the Company or any of its Subsidiaries, Affiliates or Representatives to waive or surrender any right, to modify any agreement (including any agreement set forth on Schedule 3.09), to offer or grant any accommodation or concession (financial or otherwise) to any third party in order to obtain any consent required for the consummation of the transactions contemplated by this Agreement (unless required by the terms of the applicable Contract with such third party), to waive or forego any right, remedy or condition hereunder or to provide financing to the Purchaser or any other Person for the consummation of the transactions contemplated hereby.
5.04    Exclusive Dealing
. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 7.01, the Company shall not (and the Company shall cause its Affiliates, Subsidiaries and Representatives and the Sellers not to), directly or indirectly, take any action to encourage, initiate or engage in discussions or negotiations with, provide any information to, or enter into any letter of intent, Contract or understanding with, any Person (other than the Purchaser and its Affiliates and Representatives) concerning the purchase of any Shares or any merger, sale of all, substantially all or any material portion of the assets of the Company and its Subsidiaries or similar transactions involving the Company and its Subsidiaries. The Sellers Representatives and the Company shall notify the Purchaser in writing immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing, such notice to include the material terms of any such proposal or other inquiry and the name of the Person making such proposal. Each Seller agrees that, during the period from the date hereof to the earlier of the Closing and the date that this Agreement is terminated in accordance with Section 7.01, such Seller will not, directly or indirectly, sell, transfer, dispose or otherwise convey ownership of, or legal right or entitlement to, any of such Seller’s Shares other than to the Company or to any other Seller. Any sale, transfer, disposition or other conveyance in violation of this Section 5.04 shall be null and void. The Company agrees that it will not record in the stock register or other books and records of the Company any transfer in violation of this Section 5.04.
5.05    Notification
. The Company shall promptly notify the Purchaser if the Sellers Representatives, any Seller or the Company obtains knowledge of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which (i) results in any of the representations or warranties contained in Article III being untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, including the words “material” or “Company Material Adverse Effect”, then untrue or inaccurate in any respect) or (ii) would be reasonably likely to cause any of the conditions set forth in Section 2.01 to be incapable of satisfaction, and (b) any material breach of, or failure to comply in any material respect with, any covenant of the Company hereunder.
5.06    280G Approval
. The Company shall promptly obtain approval, to the extent required by and in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, of the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive or retain any payments that could, in the absence of such approval, constitute “excess parachute payments” (as defined in Section 280G(b)(1) of the Code); provided that, at least five (5) Business Days prior to the Closing, Purchaser shall provide a list and a summary of any agreement, contract, arrangement or Benefit Plan that Purchaser or its Affiliates are providing or entering into prior to the Closing with any disqualified individual in connection with the transactions contemplated hereby that could be treated as a “parachute payment” (either alone or together with any other payments to a disqualified individual). Prior to seeking such approval, the Company shall obtain waivers from the intended recipients of such payments in which case, unless approved to the extent required by and in the manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, neither the Company nor any of its Affiliates shall make such waived payments. At least five (5) days prior to seeking any waiver or approval, the Company shall deliver to Purchaser drafts of all waivers, consents, disclosures, and other documents prepared in connection with the actions described in this Section 5.06, and the Company shall accept any reasonable comments from Purchaser to such documents.
5.07    Pre-Closing Distribution. Prior to consummating the Pre-Closing Distributions, the Company shall provide to the Purchaser drafts of all proposed documentation associated therewith for Purchaser’s review, and shall consider in good faith any reasonable comments proposed by the Purchaser. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, take all actions and to do all things necessary, proper or advisable to effect the Pre-Closing Distributions. The Company shall not make any modifications to the Pre-Closing Distributions without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).
ARTICLE VI

COVENANTS OF THE PURCHASER
6.01    Books and Records.
(a)    From and after the Closing, for a period of three (3) years, the Purchaser shall, and shall cause the Surviving Corporation to, provide the Sellers Representatives and their authorized representatives, subject to reasonable restrictions imposed by the Surviving Corporation or the Purchaser from time to time, with reasonable access, during normal business hours and upon reasonable notice, to the books and records (for the purpose of examining and copying at the sole expense of the Sellers Representatives) of the Surviving Corporation and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date, in each case, as may be reasonably required by any Seller in connection with any legal proceedings by or against, or Tax audits against, governmental investigations of, or compliance with Law by any Seller or its, his or her Affiliates; provided, however, that (x) such access shall be subject to the Purchaser’s and the Surviving Corporation’s reasonable security measures and shall not unreasonably interfere with the operations of the Purchaser, the Surviving Corporation and its Subsidiaries, (y) nothing herein shall require the Purchaser, the Surviving Corporation or any of its Subsidiaries to provide access to, or to disclose any information to, the Sellers Representatives or a Seller if such access or disclosure in the reasonable judgment of legal counsel to the Purchaser, the Surviving Corporation or any of its Subsidiaries would be reasonably likely to (i) waive any legal privilege or (ii) be in violation of applicable Law or the provisions of any agreement to which the Purchaser, the Surviving Corporation or any of its Subsidiaries is a party and (z) the Sellers Representatives or any such Seller shall treat as confidential any Confidential Information of the Surviving Corporation that it receives following the Closing whether pursuant to this Section 6.01(a) or otherwise and shall not disclose such information other than (1) as required by Law or legal process, (2) in connection with claims arising from this Agreement, or (3) on a need to know basis to any Seller or its representatives who agree in advance to maintain the confidentiality of such information in accordance with this clause (z).
(b)    The Purchaser shall not, and shall not permit any of its Subsidiaries to, for a period of five (5) years following the Closing Date, destroy or otherwise dispose of any of the books and records of any of the Surviving Corporation or its Subsidiaries for any period prior to the Closing Date that are required to be retained for such period of time under the current retention policies of the Surviving Corporation and its Subsidiaries without first giving reasonable prior notice to the Sellers Representatives and offering to surrender to the Sellers Representatives such books and records or any portion thereof which the Purchaser or any of its Subsidiaries may intend to destroy or dispose of.
6.02    Notification. From the date hereof until the Closing Date, the Purchaser shall promptly notify the Company if the Purchaser or Merger Sub 1 obtains knowledge (a) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which (i) results in any of its representations or warranties contained in Article IV being untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, including the words “material” or “Purchaser Material Adverse Effect”, then untrue or inaccurate in any respect) or (ii) would be reasonably likely to cause any of the conditions set forth in Section 2.02 to be incapable of satisfaction, and (b) any material breach of, or failure to comply in any material respect with, any covenant of the Purchaser or Merger Sub 1 hereunder. Purchaser and Merger Sub 1 acknowledge that no such notification or update by Purchaser, however, shall be deemed to affect (i) any right of the Sellers Representatives to terminate this Agreement pursuant to Section 7.01 or (ii) the indemnification obligations of the Purchaser under Section 8.01.
6.03    Director and Officer Liability and Indemnification.
(a)    For a period of six (6) years after the Closing Date, the Purchaser shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to amend, repeal or modify any provision in the Company’s or any of its Subsidiaries articles of incorporation, bylaws or any agreement set forth on Schedule 6.03, relating to the exculpation or indemnification rights of, or advancement of expenses to, any employee, manager, managing member, member, fiduciary or agent who is a current or former officer or director (the “D&O Indemnified Persons”) in a manner that would adversely affect such exculpation or indemnification rights of any such current or former officer or director (unless required by law), it being the intent of the parties that the D&O Indemnified Persons shall continue to be entitled to such exculpation and indemnification rights to the fullest extent of the Law to the extent provided in the Company’s or any of its Subsidiaries’ articles of incorporation or bylaws as of the date hereof relating to exculpation or indemnification. If the Purchaser, the Surviving Corporation or any of its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser and the Surviving Corporation and its Subsidiaries shall assume all of the obligations set forth in this Section 6.03. The provisions of this Section 6.03 are intended for the benefit of, and will be enforceable by, each D&O Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.
(b)    This Section 6.03 is intended to be for the benefit of each of the D&O Indemnified Persons and may be enforced by any such D&O Indemnified Person as if such D&O Indemnified Person were a party to this Agreement. The obligations of the Purchaser under this Section 6.03 shall not be terminated or modified in such a manner as to materially and adversely affect any Person to whom this Section 6.03 applies without the consent of such affected Person.
(c)    For the avoidance of doubt, (i) the provisions of this Section 6.03 and the indemnification contemplated by this Section 6.03 shall not be subject to any of the survival or other limitation or exclusive remedy provisions of Article VIII and (ii) the expense of any “tail” insurance policy obtained by the Company or its directors with respect to directors liability insurance shall be the responsibility of the Sellers, either directly or indirectly through the use of the Company’s Cash on hand prior to the Closing.
6.04    Conditions
. Subject to the terms of the covenants in Section 8.05, Purchaser shall use its commercially reasonable efforts to cause the conditions set forth in Section 2.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing).
6.05    Employment and Benefit Arrangements
.
(a)    The Purchaser shall take all actions required so that eligible employees of the Company and its Subsidiaries shall receive service credit with respect to service with the Company and its Subsidiaries (or their predecessors) prior to the Closing Date for purposes of eligibility and vesting under any employee benefit plans and arrangements (excluding any defined benefit pension plans and equity or equity-related plans and arrangements) in which each such employee is eligible to participate following the Closing Date; provided that no retroactive contributions will be required and provided, further, except to the extent such credit would result in the duplication of benefits. To the extent that the Purchaser modifies any group health coverage or benefit plans under which the employees of the Company and its Subsidiaries participate, the Purchaser shall use commercially reasonable efforts to waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall use commercially reasonably efforts to give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs. This Section 6.05 shall survive the Closing, and shall be binding on all successors and assigns of the Purchaser, the Company and its Subsidiaries. Through December 31, 2016, Purchaser shall take all actions required so that each employee of the Company and its Subsidiaries (determined as of the Closing Date) who continues in employment with the Company and its Subsidiaries during such period (i) receives base compensation and bonus opportunities (excluding any equity or equity-related opportunities) that are no less favorable than that provided by the Company or its Subsidiaries to such employee immediately prior to the Closing Date, (ii) receives benefits that, in the aggregate, are substantially comparable in the aggregate to those benefits provided by the Company or its Subsidiaries under the Benefit Plans (other than equity or equity-related arrangements) to such employee immediately prior to the Closing Date or are substantially comparable in the aggregate to those benefits provided by Purchaser or its Affiliates to their similarly situated employees and (iii) to the extent that any such employee is terminated for other than “cause” following the Closing and prior to December 31, 2016, receives severance pay that is no less than the severance pay that would have been payable to such employee under the severance policy in effect immediately prior to the Closing Date.
(b)    Nothing contained in this Section 6.05 shall obligate Purchaser, the Surviving Corporation, or any of the Surviving Corporation’s Subsidiaries to continue the employment of any employee of, or the service relationship of any other service provider to, the Company or any of its Subsidiaries for any period of time after the Closing, and this Section 6.05 shall not be construed to limit the ability of Purchaser, the Surviving Corporation, or any of the Surviving Corporation’s Subsidiaries to terminate the employment of any employee of, or the service relationship of any other service provider to, the Surviving Corporation or any of its Subsidiaries following the Closing in accordance with applicable Law and any pre-existing contractual relationship. Further, this Section 6.05 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Section 6.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.05 or be construed as an amendment, waiver, termination, or creation of any benefit or compensation plan, program, agreement, Contract, policy, or arrangement of Purchaser, the Surviving Corporation, or any of the Surviving Corporation’s Subsidiaries.
6.06    Registration of Purchaser Shares. Prior to Closing, Purchaser shall register the issuance of the Purchaser Common Stock pursuant to this Agreement under the Securities Act of 1933, as amended, pursuant to the terms of an effective registration statement filed with the SEC thereunder and any other filings required under any applicable state or foreign securities laws, such that each of the Sellers may (subject to Section 8.07, as applicable) resell any such shares of Purchaser Common Stock immediately following Closing without reliance on any exemption from registration under the Securities Act of 1933, as amended, or any other such securities laws.
6.07    Certain Tax Matters.
(a)    Purchaser shall not, and shall cause Merger Sub 1, Merger Sub 2 and the Surviving Corporation not to, knowingly take or agree to take any action, or knowingly fail to take any action that could reasonably be expected to prevent or impede the Transactions from qualifying as a reorganization under Code Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(D).
(b)    Purchaser shall use commercially reasonable efforts, and shall cause Merger Sub 1, Merger Sub 2 and the Surviving Corporation to use commercially reasonable efforts, to ensure that the continuity of business enterprise requirement of Treasury Regulations Section 1.368-1(d) is satisfied in connection with the transactions provided for herein.
ARTICLE I

TERMINATION
1.01    Termination
. This Agreement may be terminated at any time prior to the Closing only as follows:
(a)    by the mutual written consent of the Sellers Representatives (on behalf of the Sellers and the Company) and the Purchaser;
(b)    by the Purchaser, if there has been a material violation or breach by the Company of any covenant, representation or warranty contained in this Agreement that (i) has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing and such violation or breach has not been waived by the Purchaser and (ii) is not capable of being cured or, if capable of being cured, has not been cured by the Company prior to the earlier of (A) ten (10) Business Days after receipt by the Sellers Representatives of written notice thereof from the Purchaser and (B) the Termination Date; provided that Purchaser may not terminate this Agreement pursuant to this Section 7.01(b) if Purchaser is then in breach of this Agreement so as to cause any of the conditions set forth in Section 2.01 not to be satisfied;
(c)    by the Sellers Representatives (on behalf of the Sellers and the Company), if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement that (i) has prevented the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived by the Company and the Sellers Representatives and (ii) is not capable of being cured or, if capable of being cured, and has not been cured by the Purchaser prior to the earlier of (A) ten (10) Business Days after receipt by the Purchaser of written notice thereof from the Company and the Sellers Representatives and (B) the Termination Date; provided that the Sellers Representatives may not terminate this Agreement pursuant to this Section 7.01(c) if the Company is then in breach of this Agreement so as to cause any of the conditions set forth in Section 2.02 not to be satisfied;
(d)    by the Purchaser, if the transactions contemplated hereby have not been consummated on or before (i) the date that is ninety (90) days following the date hereof or, (ii) one hundred and twenty (120) days following the date hereof if the approvals required to be obtained under the HSR Act with respect to the transactions contemplated hereby have not been obtained within ninety (90) days following the date hereof (the “Termination Date”); provided that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 7.01(d) if the Purchaser’s breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur prior to such Termination Date;
(e)    by the Sellers Representatives (on behalf of the Sellers and the Company), if the transactions contemplated hereby have not been consummated on or before the Termination Date; provided that the Sellers Representatives shall not be entitled to terminate this Agreement pursuant to this Section 7.01(e) if the Company’s breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur prior to such Termination Date; or
(f)    by the Purchaser or the Sellers Representatives (on behalf of the Sellers and the Company) if there is in effect a final nonappealable Order, which prohibits the consummation of the transactions contemplated by this Agreement; provided that neither Sellers Representatives nor Purchaser may terminate this Agreement pursuant to this Section 7.01(f) if the issuance of such Order was caused by or resulting from the material breach of such Person’s (or, in the case of the Sellers Representatives, the Company’s) obligations under this Agreement.
The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d), (e) or (f) of this Section 7.01 shall give written notice of such termination to the other parties hereto.
1.02    Effect of Termination
. In the event this Agreement is terminated by either the Purchaser or the Sellers Representatives as provided above, (a) the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 7.02 and Article X hereof which shall survive the termination of this Agreement), provided, however, that the Confidentiality Agreement will survive the termination of this Agreement in accordance with its terms, and (b) there shall be no liability on the part of any of the Purchaser, Merger Sub 1, the Company, any of their respective Subsidiaries or Affiliates or the Sellers to one another, except for any Willful Breach of this Agreement prior to the time of such termination. Nothing in this Article VII shall be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement in accordance with the terms of this Agreement.
ARTICLE II

ADDITIONAL COVENANTS
2.01    Survival of Representations, Warranties, Covenants, Agreements and Other Provisions; Indemnification
.
(a)    Survival. Each representation and warranty contained in Article III, and Article IV (as qualified by the Disclosure Schedules) or in the Letters of Transmittal or any certificate delivered in connection with this Agreement shall survive the Closing and shall terminate on the twelve (12) month anniversary of the Closing Date (the “Initial Release Date”), except that (i) the representations and warranties in (A) Section 3.01 (Organization and Corporate Power), Section 3.02 (Subsidiaries), Section 3.03 (Authorization; No Breach; Valid and Binding Agreement), Section 3.04 (Capital Stock), Section 3.08 (Tax Matters), Section 3.17 (Affiliated Transactions) and Section 3.20 (Brokerage) (collectively, the “Company Fundamental Representations”), (B) Section 3(a), Section 3(b), Section 3(c) and Section 3(f) of the Letters of Transmittal (collectively, the “Seller Fundamental Representations”) and (C) Section 4.01 (Organization and Corporate Power), Section 4.02 (Authorization) and Section 4.06 (Brokerage) (collectively, the “Purchaser Fundamental Representations”) shall terminate on the forty-eight (48) month anniversary of the Closing Date and (ii) the representations and warranties in Section 3.16 (Environmental Compliance and Conditions) shall survive the Closing and shall terminate on the twenty-four (24) month anniversary of the Closing Date. The covenants and agreements contained in this Agreement (i) that are required to be performed in whole prior to the Closing shall survive the Closing and shall terminate at, and shall not survive, the Closing and (ii) that require performance after the Closing Date shall survive until the date or dates expressly specified therein or, if not so specified, until performed in accordance with their terms. Notwithstanding the foregoing or anything else to the contrary in this Agreement, (x) in no case shall the expiration of the representations, warranties, covenants and agreements affect any claim for indemnification thereunder if written notice of such breach is given to the party or parties providing such indemnification pursuant to the terms of this Agreement prior to such expiration, and (y) in no event shall any representations, warranties, covenants and agreements set forth in this Agreement, or any document or agreement pertaining to the transactions contemplated by this Agreement, survive with respect to Proterra following December 31, 2022.
(b)    Indemnification With Respect to Company Matters. Subject to the limitations in Section 8.01(e), as applicable, from and after the Closing Date, the Purchaser and its Affiliates (including the Surviving Corporation (and the Second Surviving Corporation) and its Subsidiaries after the Closing) and their respective former, current and future stockholders, officers, directors, employees, agents, partners and representatives, and each of their successors and assigns (collectively, the “Purchaser Indemnified Parties”) shall be indemnified and held harmless by the Sellers (severally and not jointly, in accordance with their respective Allocation Percentages) against and reimbursed for any and all loss, liability, demand, judgment, Claim, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including reasonable legal fees and expenses) (collectively, “Losses”), which any such Purchaser Indemnified Party may suffer, sustain or become subject to, as a result of or in connection with:
(i)    any breach by the Company of any representation or warranty made by the Company in Article III of this Agreement (as qualified by the Disclosure Schedules), or in any of the certificates executed and furnished by the Company pursuant to this Agreement;
(ii)    any nonfulfillment or breach of any covenant or agreement by the Company under this Agreement;
(iii)    any unpaid Indebtedness and unpaid Seller Transaction Expenses, in each case as of the Closing in each case to the extent such are not included in the calculation of the Estimated Cash Purchase Price or the Final Cash Purchase Price;
(iv)    (A) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Pre-Closing Tax Periods (including, for the avoidance of doubt, any Taxes resulting from or attributable to the Pre-Closing Distributions), (B) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or its Subsidiaries (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or foreign Law), and (C) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or its Subsidiaries as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; and/or
(v)    the matter identified on Schedule 3.16, Item 1, including any fines or penalties and all costs related to undertaking the actions described in the referenced restoration plan.
(c)    Indemnification With Respect to Seller Matters. Subject to the limitations in Section 8.01(e), as applicable, from and after the Closing Date, the Purchaser Indemnified Parties shall be indemnified and held harmless by each Seller against and reimbursed for any and all Losses which any such Purchaser Indemnified Party may suffer, sustain or become subject to, as a result of or in connection with:
(i)    any breach by such Seller of any representation or warranty made by such Seller in his, her or its Letter of Transmittal, or in any of the certificates executed and furnished by such Seller pursuant to this Agreement; or
(ii)    any nonfulfillment or breach of any covenant or agreement by such Seller under this Agreement or such Seller’s Letter of Transmittal.
(d)    Indemnification With Respect to Purchaser Matters. Subject to the limitations set forth in Section 8.01(e), from and after the Closing Date, the Sellers and each of its respective former, current and future stockholders, officers, directors, employees, agents, partners and representatives, and each of their successors and assigns (collectively, the “Seller Indemnified Parties”) shall be indemnified and held harmless by the Purchaser against and reimbursed for any and all Losses which any such Seller Indemnified Party may suffer, sustain or become subject to, as a result of or in connection with:
(i)    any breach by the Purchaser or Merger Sub 1 of any representation or warranty made by the Purchaser or Merger Sub 1 in Article IV of this Agreement or any of the Disclosure Schedules attached hereto, or in any of the certificates furnished by the Purchaser or Merger Sub 1 pursuant to this Agreement;
(ii)    any nonfulfillment or breach of any covenant, agreement or other provision by the Purchaser or Merger Sub 1 under this Agreement; or
(iii)    any nonfulfillment or breach of any covenant, agreement or other provision of this Agreement required by its terms to be performed by the Surviving Corporation.
(e)    Limits on Indemnification. Notwithstanding anything contained in this Section 8.01 to the contrary:
(i)    Purchaser Indemnified Parties shall not be entitled to any indemnification pursuant to Section 8.01(b), (x) with respect to any individual occurrence, event or circumstance, unless and until the aggregate of all Losses subject to indemnification resulting from such individual occurrence, event or circumstance exceeds $25,000 (the “Mini-Basket“) (it being agreed, however, that the dollar value of Losses resulting from “individual” occurrences, events or circumstances that relate to or result from the same cause or circumstance will be aggregated for purposes of this clause (x)), and (y) unless and until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 8.01(b) exceeds $1,515,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible; provided, however, that the foregoing limitations shall not apply in the case of (A) a claim for any breach of any Company Fundamental Representation (provided that the foregoing limitations described in clause (x) shall apply to any such claim), (B) a claim pursuant to Section 8.01(b)(ii) (other than a claim brought based on the failure to provide notice of a breach of a representation and warranty (other than any Company Fundamental Representation) pursuant to Section 5.05), Section 8.01(b)(iii), Section 8.01(b)(iv) or Section 8.01(b)(v) (and any Losses with respect to such claims shall not count toward the Deductible) or (C) in the case of Fraud.
(ii)    Seller Indemnified Parties shall not be entitled to any indemnification pursuant to Section 8.01(d), (x) with respect to any individual occurrence, event or circumstance, unless and until the aggregate of all Losses subject to indemnification resulting from such individual occurrence, event or circumstance exceeds the Mini-Basket (it being agreed, however, that the dollar value of Losses resulting from “individual” occurrences, events or circumstances that relate to or result from the same cause or circumstance will be aggregated for purposes of this clause (x)), and (y) unless and until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 8.01(d) exceeds the Deductible, and then only to the extent such Losses exceed the Deductible; provided, however, that the foregoing limitations shall not apply in the case of (A) a claim for any breach of any Purchaser Fundamental Representation, (B) a claim pursuant to Section 8.01(d)(ii) (and any Losses with respect to such claims shall not count toward the Deductible) or (C) in the case of Fraud.
(iii)    Purchaser Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.01(b) in excess of the amount then remaining in the Indemnity Escrow Account (the “Indemnity Escrow Cap”). The Indemnity Escrow Amount shall be the sole and exclusive remedy of the Purchaser Indemnified Parties to recover for any indemnifiable Losses pursuant to Section 8.01(b), and once the Indemnity Escrow Amount is depleted, the Purchaser Indemnified Parties shall have no further rights to indemnification pursuant to Section 8.01(b); provided, however, that the foregoing limitation shall not apply in the case of (A) a claim for any breach of any Company Fundamental Representation, (B) a claim pursuant to Section 8.01(b)(ii) (other than a claim brought based on the failure to provide notice of a breach of a representation and warranty (other than any Company Fundamental Representation) pursuant to Section 5.05), Section 8.01(b)(iii), Section 8.01(b)(iv) or Section 8.01(b)(v) or (C) in the case of Fraud.
(iv)    Seller Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.01(d) in excess of the amount of the Indemnity Escrow Cap at Closing; provided, however, that the foregoing limitation shall not apply in the case of (A) a claim for any breach of any Purchaser Fundamental Representation, (B) a claim pursuant to Section 8.01(d)(ii) or (C) in the case of Fraud.
(v)    In the event of any indemnification resulting from a breach of any Company Fundamental Representation or pursuant to Section 8.01(b)(ii) (other than a claim brought based on the failure to provide notice of a breach of a representation and warranty (other than any Company Fundamental Representation) pursuant to Section 5.05), Section 8.01(b)(iii), Section 8.01(b)(iv) or Section 8.01(b)(v), the Purchaser Indemnified Parties must first make a claim against the Indemnity Escrow Amount and, to the extent funds therein are insufficient to satisfy the full amount of Losses arising from such claims, then the Purchaser Indemnified Parties may bring a claim against the Sellers (severally and not jointly), with each such Seller only being responsible for its Allocation Percentage of any indemnifiable Losses.
(vi)    In the event of any indemnification claim pursuant to Section 8.01(c), the Purchaser Indemnified Parties shall be entitled to indemnification solely from the Seller in breach of such representation, warranty, covenant, agreement or other provision pursuant to Section 8.01(c), and shall not be entitled to bring a claim against the Indemnity Escrow Account or any non-breaching Seller.
(vii)    In no event shall a Seller be liable hereunder for an amount that exceeds the total consideration received by such Seller with respect to its Shares pursuant to this Agreement.
(viii)    For purposes of Section 8.01(b), Section 8.01(c), Section 8.01(d) and this Section 8.01(e), breaches of representations and warranties in Article III and Article IV, as applicable, and the calculation of any Losses relating thereto will be determined without giving effect to any “material”, “in all material respects”, “Company Material Adverse Effect”, “Purchaser Material Adverse Effect” or similar qualifications; provided, however that this Section 8.01(e)(viii) shall not apply to any of the Excluded Materiality Qualifiers.
(ix)    The Purchaser Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.01(b)(v) unless and until the Purchaser Indemnified Parties have exhausted the Restoration Escrow Funds, and the Purchase Indemnified Parties agree that any claim for indemnification under Section 8.01(b)(v) shall first be satisfied by the Restoration Escrow Funds. Subject to the immediately preceding sentence, in no event shall the Purchaser Indemnified Parties be entitled to indemnification pursuant to Section 8.01(b)(v) in excess of the amount of Two Hundred Thousand Dollars ($200,000.00) (the “Restoration Cap”) with respect to the cost of undertaking and completing the actions described in the referenced restoration plan. For the avoidance of doubt, any claim for indemnification pursuant to Section 8.01(b)(v) with respect to any Losses other than the costs of undertaking and completing the actions described in such restoration plan shall not be limited to the Restoration Cap.
(f)    Determination of Loss; Mitigation
.
(i)    The amount of any indemnifiable Losses under Section 8.01(b) shall be calculated net of any amounts actually recovered by the Indemnitee or any Affiliate thereof with respect thereto from any third party with respect thereto (net of any collection costs) under, or pursuant to, any insurance policy. If after an Indemnitee has received indemnification payments pursuant to Section 8.01(b) such Indemnitee (or its Affiliates) actually recovers cash (net of any collection costs) under, or pursuant to, any insurance policy relating to the claim or matter for which an indemnification payment was previously received, then such Indemnitee shall promptly pay to the applicable Indemnitor(s) the amount of such insurance proceeds (up to the amount of the prior payments to such Indemnitee by such Indemnitor(s)).
(ii)    The amount of any indemnifiable Loss under Section 8.01(b) shall be calculated net of any net Tax benefit arising from the incurrence or payment of any Loss actually realized by any Purchaser Indemnified Party in the taxable year such Loss is incurred, as calculated on a with and without basis. If Purchaser, the Company, its Subsidiaries and/or any of their respective Affiliates realizes a Tax benefit arising from the incurrence or payment of any Loss and such Tax benefit was not included in the computation of such Loss, the Purchaser shall within ten (10) days of filing the Tax Return claiming the Tax benefit (or, to the extent the Tax benefit is in the form of a refund, within ten (10) days of receiving the refund from the applicable Tax authority) pay to the Sellers Representatives (for the benefit of the Sellers) the amount of such Tax benefit.
(iii)    Each party hereto shall take commercially reasonable steps to mitigate any of its Losses as promptly as reasonably practicable upon becoming aware of any event which would reasonably be expected to, or does, give rise to an indemnification claim under this Section 8.01.
(iv)    Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement. An Indemnitee shall not be entitled to recover more than once, directly or indirectly, for the same Loss.
(g)    Manner of Payment. Any indemnification of the Purchaser Indemnified Parties or the Seller Indemnified Parties pursuant to this Section 8.01 shall be effected by wire transfer of immediately available funds from the applicable Seller(s) or Purchaser, as the case may be, to an account designated in writing by the applicable Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, within five (5) days after a determination thereof that is binding on the Indemnitor; provided, however, that any indemnification owed by any Seller to the Purchaser Indemnified Parties pursuant to Section 8.01(b) (other than in the case of a breach of a Company Fundamental Representation or pursuant to Section 8.01(b)(ii) (other than a claim brought based on the failure to provide notice of a breach of a representation and warranty (other than any Company Fundamental Representation) pursuant to Section 5.05), Section 8.01(b)(iii), Section 8.01(b)(iv) or Section 8.01(b)(v)) shall be satisfied exclusively out of the Indemnity Escrow Amount.
(h)    Defense of Third Party Claims
(i)    . Any Person making a claim for indemnification under this Section 8.01 (any such Person, an “Indemnitee”) shall notify the indemnifying party (such party, an “Indemnitor”) of the claim in writing promptly after receiving written notice of any Claim against it (if by a third party) in no event later than ten (10) Business Days after such Indemnified Party becomes aware of such third party claim, describing the Claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent, and then only to the extent, the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Any Indemnitor shall be entitled to participate in the defense of such Claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense (with the fees and expenses of such counsel being borne by the Indemnitor); provided, that prior to the Indemnitor assuming control of such defense it shall first verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for all Losses relating to such claim for indemnification and that it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnitee with respect to such Claim giving rise to such claim for indemnification hereunder, subject to the limitations set forth in Sections 8.01(e) and 8.01(n); and provided, further, that:
(i)    the Indemnitee shall be entitled to participate in the defense of such Proceeding or other claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor has notified the Indemnitee that it intends to assume control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnitor and the Indemnitee);
(ii)    the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal Claim; (2) the Claim seeks an injunction or equitable relief against the Indemnitee; (3) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (4) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Claim; (5) the Claim is related to Taxes; or (6) the Indemnitee reasonably believes that the Losses relating to the third-party Claim would not exceed the Deductible or would exceed the maximum amount that the Indemnitee could then be entitled to recover for such Claim under the applicable provisions of Section 8.01(e);
(iii)    if the Indemnitor shall control the defense of any such Claim, the Indemnitor shall obtain the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, before entering into any settlement of such Claim if, pursuant to or as a result of such settlement, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities (monetary or otherwise) with respect to such Claim, with prejudice;
(iv)    if the Indemnitee is a Purchaser Indemnified Party with respect to any third-party Claim, the Indemnitee may not settle or compromise any third-party Claim or consent to the entry of any judgment in favor of any third party with respect to which indemnification is being sought hereunder without the prior written consent of the Sellers Representatives, acting on behalf of the Sellers, such consent not to be unreasonably withheld, conditioned or delayed; and
(v)    the Indemnitee (if the Indemnitor has assumed the defense of a third-party Claim) or the Indemnitor (if the Indemnitor has not or is not permitted to assume the defense of a third-party Claim) shall reasonably assist and cooperate in good faith in managing such defense. Such assistance and cooperation shall include retaining and providing reasonable access during normal business hours to (y) all books, records and other documents (including relevant work papers, memoranda, financial statements, Tax Returns, Tax schedules and work papers, Tax rulings, and other determinations, etc., in each case, of the Company or its Subsidiaries) relating to or containing information relevant to such claim in their possession and (z) employees, accountants and other professional advisors.
(j)    Direct Claims. Any claim by an Indemnitee on account of Losses which do not result from a third‑party Claim (a “Direct Claim“) will be asserted by giving the Indemnitor reasonably prompt written notice thereof (such notice, a “Direct Claim Notice“). A Direct Claim Notice will describe the Direct Claim in reasonable detail and indicate the estimated amount of Losses (if known and quantifiable) that have been or may be sustained by the Indemnitee. The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include retaining and providing the Sellers Representatives and their Representatives reasonable access during normal business hours to (y) all books, records and other documents (including relevant work papers, memoranda, financial statements, Tax Returns, Tax schedules and work papers, Tax rulings, and other determinations, etc., in each case. of the Company or its Subsidiaries) relating to or containing information relevant to such claim in their possession and (z) the Purchaser’s and the Company’s (and the Company’s Subsidiaries’) employees, accountants and other professional advisors (including making the Company’s chief financial officer, accountants and attorneys reasonably available to respond to reasonable written or oral inquiries of the Sellers Representatives and their Representatives). The Indemnitee and the Indemnitor may discuss such Direct Claim for a period of thirty (30) days from the date the Indemnitor receives such Direct Claim Notice (such period, or such longer period as agreed in writing by the parties, is hereinafter referred to as the “Discussion Period“), and all such discussions (unless otherwise agreed by the Indemnitee and the Indemnitor) shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar Law. If the Direct Claim that is the subject of the Direct Claim Notice has not been resolved prior to the expiration of the Discussion Period, the Indemnitor and the Indemnitee may submit the dispute for resolution to a court of competent jurisdiction in accordance with Sections 10.11 and 10.17 hereof and each will be free to pursue such remedies as may be available to them on the terms and subject to the provisions of this Agreement.
(k)    Treatment of Indemnification Payments
(l)    . The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Final Cash Purchase Price, unless otherwise required by applicable Law.
(m)    Exclusive Remedy. From and after the Closing, except (i) as provided in Section 1.05, (ii) for all equitable remedies under this Agreement, or (iii) in the case of Fraud, the indemnification provided for under this Section 8.01 shall be the sole and exclusive remedy of the parties, whether in contract, tort or otherwise, for all matters arising out of or relating to this Agreement and the transactions contemplated hereby, including for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein or in any certificate or instrument delivered in connection herewith.
(n)    Other limitations.
(i)    In no event shall any Purchaser Indemnified Party be entitled to recover or make a claim against the Indemnity Escrow Amount or any Seller, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, for any amounts in respect of punitive, consequential, special or exemplary damages, except (A) in each case to the extent such are actually paid to an unrelated third party as a result of a final non-appealable judgment against such Purchaser Indemnified Party or (B) in the case of consequential damages, to the extent such damages are reasonably foreseeable.
(ii)    Except for Losses resulting from a breach of the representations or warranties contained in Sections 3.08(e), 3.08(i), 3.08(j), 3.08(k), 3.08(n), 3.08(q) and 3.08(r), the Purchaser Indemnified Parties shall have no rights to recover from the Indemnity Escrow Amount for Losses consisting of or relating to Taxes with respect to any Post-Closing Tax Period as a result of any breach of the representations and warranties set forth in Section 3.08.
(iii)    No Purchaser Indemnified Party shall have the right to recover under Section 8.01 with respect to any Loss or alleged Loss to the extent the matter forming the basis for such Loss or alleged Loss shall have been taken into account in the determination of Net Working Capital, Indebtedness, Cash on Hand or Seller Transaction Expenses (it being understood, without limiting the foregoing, that the Sellers shall not be liable pursuant to this Article VIII to the extent an item was substantially resolved by the Dispute Resolution Firm in connection with the determination of Net Working Capital, Indebtedness, Cash on Hand or Seller Transaction Expenses).
(iv)    No breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Merger Sub 1, after the Closing, to rescind this Agreement or any of the transactions contemplated hereby.
(o)    Escrow Arrangements; Distribution of the Escrow Fund.
(i)    Subject to the following requirements, the Indemnity Escrow Account shall be in existence immediately following the Closing and shall terminate at 11:59 p.m., Central time, on the twenty-four month anniversary of the Closing Date (such period, the “Indemnity Escrow Survival Period”).
(ii)    Within three (3) Business Days following the Initial Release Date, Purchaser and the Sellers Representatives shall jointly instruct the Escrow Agent to distribute from the Indemnity Escrow Account to the Sellers Representatives (for distribution to the Sellers in accordance with their respective Allocation Percentages) an amount equal to Eight Million Dollars ($8,000,000.00) (the “Initial Escrow Release Amount”), less any amounts previously disbursed from the Indemnity Escrow Account in connection with resolved indemnification Claims hereunder; provided, however, that if Purchaser has provided the Escrow Agent and the Sellers Representatives with written notice that one or more claims for indemnification hereunder have been asserted pursuant to this Article VIII and not satisfied (by agreement of the parties or otherwise) (“Unresolved Claims”) as of the Initial Release Date, then the Escrow Agent shall retain in the Indemnity Escrow Account and withhold from such distribution under this Section 8.01(o)(ii) the amount of any such Unresolved Claims.
(iii)    Within three (3) Business Days following the expiration of the Indemnity Escrow Survival Period, Purchaser and the Sellers Representatives shall jointly instruct the Escrow Agent to distribute any remaining amount in the Indemnity Escrow Account to the Sellers Representatives (for distribution to the Sellers in accordance with their respective Allocation Percentages); provided, however, that if Purchaser has provided the Escrow Agent and the Sellers Representatives with written notice that one or more claims for indemnification hereunder have been asserted pursuant to this Article VIII and that such claims remain Unresolved Claims as of the last day of the Indemnity Escrow Survival Period, then the Escrow Agent shall retain in the Indemnity Escrow Account and withhold from such distribution under this Section 8.01(o)(iii) the amount of any such Unresolved Claims.
(iv)    Promptly following the final resolution of any Unresolved Claim, Purchaser and Sellers Representatives shall furnish the Escrow Agent with joint written instructions directing the Escrow Agent to deliver to the applicable Purchaser Indemnified Party from the Indemnity Escrow Account an amount consistent with such resolution, and the Escrow Agent shall otherwise deliver the remaining amount in the Indemnity Escrow Account pursuant to Section 8.01(o)(ii) or Section 8.01(o)(iii), as applicable; provided that, for the avoidance of doubt, in no event will more than the Initial Escrow Release Amount, less the amount of any resolved indemnification Claims, be delivered to the Sellers Representatives (on behalf of the Sellers) prior to the Indemnity Escrow Survival Period. In the event any Unresolved Claim is finally resolved following the expiration of the Indemnity Escrow Survival Period, the Purchaser shall instruct the Escrow Agent to immediately distribute to the Sellers Representatives (for distribution to the Sellers in accordance with their respective Allocation Percentages) the portion of the Indemnity Escrow Account, if any, not required to satisfy such Unresolved Claims (it being understood that from and after the release of the Indemnity Escrow Amount to the Sellers Representatives from the Indemnity Escrow Account in accordance with the Escrow Agreement, such Indemnity Escrow Amount shall no longer be available to satisfy claims under Section 8.01(b) of this Agreement (other than in the case of a breach of a Company Fundamental Representation or pursuant to Section 8.01(b)(ii) (other than a claim brought based on the failure to provide notice of a breach of a representation and warranty (other than any Company Fundamental Representation) pursuant to Section 5.05), Section 8.01(b)(iii), Section 8.01(b)(iv) or Section 8.01(b)(v)) and Purchaser Indemnified Parties shall not seek payment directly from Sellers in satisfaction of their respective indemnification obligations with respect to such claims pursuant to Section 8.01(b) (other than in the case of a breach of a Company Fundamental Representations or pursuant to Section 8.01(b)(ii) (other than in the case of a breach of a Company Fundamental Representation or pursuant to Section 8.01(b)(ii) (other than a claim brought based on the failure to provide notice of a breach of a representation and warranty (other than any Company Fundamental Representation) pursuant to Section 5.05), Section 8.01(b)(iii), Section 8.01(b)(iv) or Section 8.01(b)(v))).
(v)    Notwithstanding anything to the contrary in this Agreement, the Escrow Agent shall be entitled to deduct and withhold from any funds in the Indemnity Escrow Account deliverable pursuant to this Agreement to any Seller such amounts as are required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax law or under any applicable legal requirement. To the extent that such amounts are so deducted or withheld and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.
(p)    Letters of Transmittal. The Purchaser agrees to be bound by the acknowledgments, disclaimers and agreements set forth in Section 3(h) of each Letter of Transmittal executed and delivered by any Seller.
2.02    Tax Matters
.
(a)    Tax Treatment. The consummation of the Transactions, as part of an integrated plan, is intended to be treated as a “reorganization” pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and the regulations promulgated thereunder. Each of the parties hereto adopts this Agreement, as well as any other agreements entered into pursuant to this Agreement, as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and Section 1.368-3(a). In the event that the consummation of the Transactions does not qualify as a reorganization under Section 368(a) of the Code, the parties intend to treat the Merger and the Second Merger as separate transactions for U.S. Federal income Tax purposes not subject to the step transaction doctrine pursuant to Rev. Ruling 90-95, 1990-2 C.B. 67. If any party hereto shall receive notice of any audit or other Tax proceeding by any Tax authority that involves, or may reasonably be expected to involve, a review or examination of such treatment, then such party shall notify each of the other parties, as promptly as possible, of such audit or other Tax proceeding. Notwithstanding anything herein to the contrary, Purchaser shall have the right to control any such audit or other Tax proceeding that is related to or could have an effect on the intended treatment of the Transactions as a “reorganization” pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and the regulations promulgated thereunder; provided, however, (i) the Sellers Representatives shall have the right to participate in any such audit or other Tax proceeding, at their own expense, (ii) Purchaser shall keep the Sellers Representatives reasonably informed of the status of such audit or other Tax proceeding (including providing the Sellers Representatives with copies of all written correspondence regarding such audit or other Tax proceeding) and (iii) Purchaser shall not settle or otherwise agree to a final determination with respect to an audit or other Tax proceeding without the prior written consent of Sellers Representatives, which shall not be unreasonably withheld, conditioned or delayed.
(b)    Straddle Periods. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, sales, payroll or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.
(c)    Responsibility for Filing Tax Returns. The Company shall prepare and cause to be filed all Tax Returns of the Company and its Subsidiaries which are due prior to or on the Closing Date (the “Pre-Closing Returns”). At least fifteen (15) days prior to the date on which each such Pre-Closing Return is filed, the Company shall submit such Pre-Closing Return to the Purchaser for the Purchaser’s review, comment and consent, and the Company shall consider in good faith any reasonable and timely comments provided by the Purchaser. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all taxable periods ending prior to or including the Closing Date, the due date of which (including extensions) is after the Closing Date but only if not filed on or prior to the Closing. All such Tax Returns shall be prepared and filed consistent with the past practice of the Company and its Subsidiaries, except as otherwise required by applicable law. At least fifteen (15) days prior to the date on which each such Tax Return is filed, the Purchaser shall submit such Tax Return to the Sellers Representatives for the Sellers Representatives’ review and comment, and the Purchaser shall consider in good faith any reasonable and timely comments provided by the Sellers Representatives.
(d)    Transfer Taxes. The Purchaser, on the one hand, and the Sellers, on the other hand, will each be responsible for 50% of all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The Sellers agree to cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.
(e)    Filing and Amendment of Tax Returns. Without the prior written consent of the Sellers Representatives (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser will not (i) amend or permit any of the Company or any of its Subsidiaries to amend any Tax Return relating to a taxable period ending on or prior to the Closing Date if such amendment could reasonably be expected to result in an indemnification obligation of Sellers for Taxes under Section 8.01(b) or (ii) make or change any Tax election or accounting method with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, in each case, unless otherwise required by applicable Law.
(f)    No Section 338 Election. The Purchaser shall not make any election under Code Section 338 (or any similar provision under state, local, or foreign law) with respect to the acquisition of the Company and its Affiliates.
(g)    Tax Refunds. Except to the extent (i) reflected as an asset in the final calculation of Net Working Capital, (ii) attributable to a Tax attribute arising in a taxable period (or portion thereof) beginning after the Closing Date or (iii) attributable or related to any taxable year ending on or after December 31, 2012, the Sellers Representatives (on behalf of the Sellers) shall be entitled to any Tax refunds of the Company or its Subsidiaries (net of any Taxes thereon and any expenses imposed with respect thereto) that are received by the Purchaser, the Company or any Subsidiary after the Closing Date and that relate to Pre-Closing Tax Periods.  The Purchaser shall pay over to the Sellers Representatives (on behalf of the Sellers) any such refund within fifteen (15) days after actual receipt of such refund against Taxes.  All such Tax refund will be claimed in cash rather than as a credit against future Tax liabilities.  If the amount of any such Tax refunds is subsequently determined by any Governmental Authority, in a final determination, to be less than the amount paid by the Purchaser pursuant to this Section 8.02(g), the Sellers Representatives shall promptly pay to the Purchaser the amount of any such disallowed Tax refund (including any interest or penalties in respect of such disallowed amount owed to any Governmental Authority).
(h)    Closing of Tax Period. The parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company for all Tax purposes, and the Purchaser shall cause the Company to join Purchaser’s “consolidated group” (as defined in Treasury Regulation Section 1.1502-76(h)) for federal income Tax purposes, effective on the day after the Closing Date.
(i)    Cooperation. Each of Purchaser, Merger Sub 1, Merger Sub 2 (and the officers thereof) shall reasonably cooperate with the Company, KHH and any other legal counsel of the Company to provide any information reasonably necessary in order for KHH or such other legal counsel to provide an opinion, dated the Closing Date, to the Company to the effect that the Merger and the Second Merger will be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and the regulations promulgated thereunder. Such cooperation shall include the execution and delivery to KHH or such other counsel, in each case acting as tax counsel to the Company, of customary tax representation letters or certificates of such officers substantially in the form and at such time or times as may be reasonably requested by KHH or such other legal counsel, in connection with its delivery of such opinion; provided that none of Purchaser, Merger Sub 1 or Merger Sub 2 (or any of the officers thereof) will be required to deliver any such tax representation letter or certificate or make any representations or warranties to KHH or such other legal counsel if it is not legally able to do so.
2.03    Further Assurances
. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
2.04    Disclosure Generally
. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.
2.05    Regulatory Filings; Consents
.
(a)    In furtherance and not in limitation of the foregoing, each of the Purchaser and the Company shall make, as promptly as reasonably practicable (and in any event within ten (10) Business Days after the date of this Agreement) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby. Each of the Sellers Representatives, the Company and Purchaser shall use its reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to the foregoing, and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods regarding the foregoing as soon as reasonably practicable. The Purchaser shall pay all filing fees to be paid by the Purchaser and the Company pursuant to this Agreement under the HSR Act and under any such other Laws.
(b)    Except as prohibited by applicable Law or Order, each of the Purchaser, the Sellers Representatives and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, (ii) promptly inform the other parties of (and, if in writing, supply to the other parties’ legal counsel) any communication, other than any ministerial communications, received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other similar Governmental Authority, in each case regarding any of the transactions contemplated hereby, (iii) consult with each other prior to taking any material position with respect to the filings under the HSR Act in discussions with or filings to be submitted to any Governmental Authority, (iv) permit the other parties’ legal counsel to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act, and (v) coordinate with the other parties’ legal counsel in preparing and exchanging such information and promptly provide the other parties’ legal counsel with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under the HSR Act, which may be redacted for confidential information. Notwithstanding anything to the contrary herein, Purchaser shall, on behalf of the parties, have control over and lead the strategy for obtaining any clearances required in connection with the transactions contemplated hereby and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances and in any litigation under the HSR Act or any similar competition Law; provided, however, that Purchaser shall, to the extent reasonably practicable, consult in advance with the Sellers Representatives and the Company and in good faith take the Sellers Representatives’ and the Company’s views into account regarding the overall strategic direction of any such approval process, as applicable, and consult with the Company prior to taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning such approvals, as applicable. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 8.05 in a manner so as to preserve the applicable privilege.
(c)    Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, each of the Sellers Representatives and the Company, on one hand, and Purchaser, on the other hand, shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any conversation (other than ministerial conversations) with any Governmental Authority in respect of the transactions contemplated hereby without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such party is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, or it has not been reasonably practicable to include the non-participating party, keep such non-participating party reasonably apprised with respect thereto.
(d)    Nothing in this Agreement shall obligate the Purchaser or Merger Sub 1 (including any of their Subsidiaries or Affiliates) to (i) agree to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any Subsidiary of the Company; (ii) agree to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and any Subsidiary of the Company, or (B) to control their respective businesses or operations or the businesses or operations of the Company and any Subsidiary of the Company; (iii) otherwise take or commit to take any other action that would limit the Purchaser’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Purchaser or the Company (including any of their respective Subsidiaries), in each case to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations required directly or indirectly under the HSR Act or any similar competition Law or to avoid the commencement of any action to prohibit the transactions contemplated hereby under the HSR Act or any similar competition Law; or (iv) to contest and resist any such action or proceeding, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any action or proceeding seeking to prohibit the transactions contemplated hereby or delay the Closing beyond the Termination Date, or to seek to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby.
(e)    The Company shall give (or shall cause its Subsidiaries to give) any notices to third parties, and use, and cause its Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents, including under any Contracts of the Company or its Subsidiaries, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or (ii) required to be disclosed in the Schedules, provided that the parties shall not be required to make any payments in connection with obtaining any such consents unless expressly required by the terms of a given Contract.
2.06    Escrow Agreement. Purchaser and the Sellers Representatives shall execute and deliver to each other, and shall use commercially reasonable efforts to cause the Escrow Agent to execute and deliver, at the Closing, the Escrow Agreement in the form attached hereto as Exhibit G.
2.07    Restrictive Legend. Each Seller acknowledges that each certificate evidencing the Purchaser Shares shall bear the following restrictive legend, either as an endorsement or on the face thereof:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON _________, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

2.08    Lockup. Without the prior written consent of Purchaser, each Seller covenants and agrees, for forty-five (45) days following the Closing Date, not to offer, sell, contract to sell, pledge, assign, transfer or otherwise create any interest in or otherwise dispose of (or enter into any transaction which is designed to, or would reasonably be expected to, result in any of the foregoing) any of the Purchaser Shares acquired by such Seller pursuant to this Agreement.
2.09    Termination of 401(k) Plan. No later than the day prior to the Closing Date, the board of directors of the Company shall adopt a written consent (the form of which shall have been approved by Purchaser, whose approval shall not be unreasonably withheld, conditioned or delayed) terminating the NBI Employees’ Retirement Plan, with such termination to be effective no later than the day immediately prior to the Closing Date.
ARTICLE III

DEFINITIONS
3.01    Definitions
. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
“Accredited Investor” means an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended.
“Adjustment Calculation Time” means 11:59 p.m. Eastern time on the day immediately prior to the Closing Date.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any or its Subsidiaries is or has been a member.
“Agreement” has the meaning set forth in the Preamble.
“Allocation Percentage” means with respect to each Seller, the percentage set forth opposite such Seller’s name on the Closing Schedule, which percentage shall, except as expressly provided otherwise therein, be equal to such Seller’s ownership interest in the Company as of and prior to the Closing. For the avoidance of doubt, to the extent any Optionholder does not cash pay the exercise price in connection with the exercise of such Optionholder’s Options at or prior to the Closing, the Allocation Percentages shall be proportionally adjusted to account for the fact that the exercise price will be deducted from the proceeds payable hereunder to such Optionholder at the Closing and will instead be allocated to the other Sellers.
“Articles of Merger” has the meaning set forth in Section 1.01(a)(i).
“Average Purchaser Shares Price” means the average of the volume weighted averages of the trading prices of a share of Purchaser Common Stock on the New York Stock Exchange (as reported by Bloomberg L.P.) on each of the ten (10) consecutive trading days ending on (and including) July 13, 2016, which the parties agree was $34.556.
“Benefit Plans” has the meaning set forth in Section 3.13(a).
“Business” means the businesses of the Company and its Subsidiaries, taken as a whole, as currently conducted.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Cash” or “Cash on Hand” means, as of the Adjustment Calculation Time, the sum of the fair market value of (i) all cash and (ii) all cash equivalents (including deposits, marketable securities and short term investments) of the Company and its Subsidiaries, each as determined in accordance with GAAP. Cash shall (A) exclude the amounts described on Schedule 9.01(e) and (B) be (x) reduced by issued but uncleared checks and drafts of the Company and its Subsidiaries and (y) increased by checks and drafts deposited for the account of the Company and its Subsidiaries, whether or not cleared.
“Certificate of Merger” has the meaning set forth in Section 1.01(b)(i).
“Claim” means any civil, criminal or administrative action, claim, suit, petition, proceeding (including arbitration proceeding), charge, complaint, subpoena, civil investigative demand, investigation, demand, demand letter, warning letter, audit, inquiry, notice of noncompliance or violation, or proceeding by or before any Governmental Authority or other Person.
“Closing” has the meaning set forth in Section 1.03.
“Closing Balance Sheet” has the meaning set forth in Section 1.05(b).
“Closing Date” has the meaning set forth in Section 1.03.
“Closing Payment” has the meaning set forth in Section 1.02.
“Closing Schedule” has the meaning set forth in Section 1.05(a).
“Closing Transactions” has the meaning set forth in Section 1.04.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Common Stock” means the Company’s common stock, par value $0.01 per share.
“Company” has the meaning set forth in the Preamble.
“Company Fundamental Representations” has the meaning set forth in Section 8.01(a).
“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has been, individually or in the aggregate, materially adverse to the assets, Business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall, alone or in combination, constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement of this Agreement or the transactions contemplated by this Agreement or the identity nature or ownership of the Purchaser; (ii) conditions affecting the industry in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the credit, debt, financial or capital markets in general or the markets in which the Company and its Subsidiaries operate (except to the extent such change, effect, event, occurrence, state of facts or development disproportionately affects (relative to other participants in the industry in which the Company and its Subsidiaries operate) the Company); (iii) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; (iv) any change in applicable Laws or the interpretation thereof; (v) any change in GAAP; (vi) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America; (vii) changes or effects that arise from any seasonal fluctuations in the Business in the ordinary course of business; (viii) changes or effects arising from or relating to the taking of any action at the request of the Purchaser or its Affiliates and the failure to take any action if such action is prohibited by this Agreement; (ix) changes in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions or events in general (except to the extent such change, effect, event, occurrence, state of facts or development disproportionately affects (relative to other participants in the industry in which the Company and its Subsidiaries operate) the Company); (x) force majeure events; (xi) any matter disclosed in the Disclosure Schedules; and (xii) any failure by the Sellers to meet internal or published projections, forecasts or estimates of the Sellers (provided, however, that any effect that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause).
“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as ”confidential”), in any form or medium, that relates to the business, products, services, research and development, relationships, Intellectual Property and goodwill of the Company, its Subsidiaries and/or their suppliers, distributors, customers, contractors, licensors, licensees and/or other material business relations, including without limitation: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, requirements of and specific contractual arrangements with customers, strategic partners, suppliers, vendors, licensees, licensors or other material business relations and their confidential information; (iii) trade secrets, know-how, source code and methods of operation, techniques, formulae and systems relating to the Company’s products or services and data, data bases, analyses, records, reports, manuals, documentation and models and relating thereto; (iv) inventions, innovations, improvements, developments and all similar or related information (whether or not patentable); and (v) acquisition plans, targets and strategies.
“Confidentiality Agreement” has the meaning set forth in Section 5.02(a).
“Consulting Agreement” means a Consulting Agreement to be dated as of the Closing Date by and between the Company or one of its Subsidiaries and a Restricted Seller, substantially in the form as set forth on Exhibit E attached hereto.
“Contract” means any written or oral and legally binding contract, agreement, subcontract, lease, note, bond, mortgage, indenture, instrument, license, sublicense and purchase orders and any other legally binding agreement.
“D&O Indemnified Persons” has the meaning set forth in Section 6.03(a).
“Deductible” has the meaning set forth in Section 8.01(e)(i).
“Direct Claim” has the meaning set forth in Section 8.01(j).
“Direct Claim Notice” has the meaning set forth in Section 8.01(j).
“Discussion Period” has the meaning set forth in Section 8.01(j).
“Dispute Resolution Firm” has the meaning set forth in Section 1.05(b).
“Dissenting Shares” has the meaning set forth in Section 1.08.
“Effective Time” has the meaning set forth in Section 1.01(a)(i).
“Environmental Law” means all Laws and all Orders relating to pollution, protection of the Environment, or public or worker health or safety, including any Law relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of any Hazardous Substance, including (i) the federal Clean Air Act, as amended; (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (iii) the Emergency Planning and Community Right-to-Know Act of 1986, as amended; (iv) the Federal Insecticide, Fungicide & Rodenticide Act, as amended; (v) the Federal Water Pollution Control Act, as amended; (vi) the Oil Pollution Act of 1990, as amended; (vii) the federal Occupational Safety and Health Act, as amended; (viii) the Resource Conservation and Recovery Act, as amended; (ix) the Superfund Amendments and Reauthorization Act of 1986, as amended; and (x) the Toxic Substances Control Act, as amended; and, with respect to each of the foregoing clauses (i) through (x), all similar state Laws and all successor statutes thereto and the rules and regulations promulgated thereunder, all as amended and supplemented as of or prior to the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any Person under common control with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder.
“Escrow Agent” means Wilmington Trust, N.A., a national banking association.
“Escrow Agreement” means the Escrow Agreement to be dated as of the Closing Date by and among the Sellers Representatives, the Purchaser and the Escrow Agent, substantially in the form as set forth on Exhibit G attached hereto.
“Estimated Cash on Hand” has the meaning set forth in Section 1.05(a).
“Estimated Cash Purchase Price” has the meaning set forth in Section 1.02.
“Estimated Indebtedness” has the meaning set forth in Section 1.05(a).
“Estimated Net Working Capital” has the meaning set forth in Section 1.05(a).
“Estimated Seller Transaction Expenses” has the meaning set forth in Section 1.05(a).
“Excluded Materiality Qualifiers” means any “material”, “in all material respects”, “Company Material Adverse Effect”, “Purchaser Material Adverse Effect” or similar qualifications included in Sections 3.06 and 3.09.
“Final Cash Purchase Price” has the meaning set forth in Section 1.05(b).
“Financial Statements” has the meaning set forth in Section 3.05(a).
“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a fact, or concealment of a fact, material to the transactions contemplated by this Agreement made or concealed with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party has relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under applicable Laws with respect to torts.
“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied; provided, however, that except to the extent a provision herein references GAAP in effect as of a specific date, all references herein to GAAP shall be deemed to reference United States generally accepted accounting principles, as in effect as of the date of this Agreement.
“Governmental Authority” means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Hazardous Substances” means any pollutant, contaminant, material, substance or waste defined or regulated as hazardous or toxic under, or for which standards of conduct or liability may be imposed pursuant to, Environmental Laws, including asbestos or asbestos-containing materials, pesticides, petroleum or petroleum by-products, polychlorinated biphenyls, lead, mold, radiation, noise and odor.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Improvements” means all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Real Property.
“Income Taxes” means any Tax which is based upon, measured by, or calculated with respect to net income or profits.
“Indebtedness” means, without duplication, with respect to the Company and its Subsidiaries as of the Adjustment Calculation Time, directly or indirectly, (i) any indebtedness, liability or obligation for borrowed money, whether current, short-term, long-term, secured or unsecured, (ii) any indebtedness, liability or obligation evidenced by any note, bond, debenture or other similar instrument or debt security, (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business), (iv) any indebtedness guaranteed by the Company or any of its Subsidiaries, (v) any liabilities or obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with GAAP, (vi) any indebtedness or liabilities secured by a Lien on the Company’s or any of its Subsidiaries’ assets, (vii) any liability or obligation in respect of letters of credit or bankers’ acceptances issued for the account or benefit of the Company, (viii) all liabilities and obligations arising from bank overdrafts, (ix) any liabilities and obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property, (x) any obligations under indentures or arising out of any swap, option, derivative, hedging or similar arrangement, (xi) any severance obligations with respect to officers or employees of the Company or any of its Subsidiaries whose employment was terminated prior to the Closing, (xii) deferred rent, (xiii) any customer prepayment amounts, (xiv) all liabilities and obligations arising from deferred compensation arrangements and the employer portion of payroll Taxes relating thereto, (xv) the full amount, including principal and imputed interest, of the customer note payable described on Schedule 9.01(d), and (xvi) all accrued interest, make-whole amounts, breakage fees, exit fees, prepayment premiums or the like or penalties related to any of the foregoing. For the avoidance of doubt, Indebtedness shall exclude any inter-company indebtedness among the Company and any of its Subsidiaries, provided that without limiting other liabilities that are not to be included therewith, in no event shall Indebtedness include (i) any amounts included in Net Working Capital or Seller Transaction Expenses, (ii) any liabilities related to inter-company debt between the Company and any of its Subsidiaries and any Subsidiary of the Company and another Subsidiary of the Company, (iii)  any liability or obligations for future royalty payments pursuant to the Contracts set forth on Schedule 9.01(a), or (iv) any fees and expenses to the extent incurred by or at the direction of the Purchaser or otherwise relating to the Purchaser’s or any of its Affiliates’ financing, including obtaining any consent, agreement or waiver relating thereto, for the transactions contemplated by this Agreement or any other liabilities or obligations incurred or arranged by or on behalf of the Purchaser or any of its Affiliates in connection with the transactions contemplated hereby or otherwise.
“Indemnitee” has the meaning set forth in Section 8.01(h).
“Indemnitor” has the meaning set forth in Section 8.01(h).
“Indemnity Escrow Account” means an account established by the Escrow Agent pursuant to the Escrow Agreement for purposes of indemnification payments owing by the Sellers pursuant to Section 8.01.
“Indemnity Escrow Amount” means an amount deposited at the Closing in the Indemnity Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, which shall be $12,000,000.
“Indemnity Escrow Cap” has the meaning set forth in Section 8.01(e)(iii).
“Indemnity Escrow Survival Period” has the meaning set forth in Section 8.01(o)(i).
“Initial Escrow Release Amount” has the meaning set forth in Section 8.01(o)(ii).
“Initial Release Date” has the meaning set forth in Section 8.01(a).
“Insurance Policies” has the meaning set forth in Section 3.14.
“Intellectual Property” means any and all intellectual property rights in any jurisdiction throughout the world, including: (i) trademarks and service marks, trade dress and trade names, corporate names, Internet domain names, social media identifications, logos, slogans, trade dress, design rights, and other similar designations of source or origin, (together with goodwill associated with any of the foregoing), (ii) inventions (whether or not patentable), patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions of them, (iii) registered and unregistered copyrights and protected or protectable rights associated with works of authorship, (iv) proprietary and confidential information, including databases, data collections, trade secrets, algorithms, formulae, processes, techniques, technical data, and know-how, (v) software, systems, networks, and social media accounts (including log-in credentials and administrator rights), and (vi) all rights, registrations, and applications for and physical embodiment(s) or media associated with any of the foregoing.
“KHH” has the meaning set forth in Section 10.21.
“knowledge of the Company”, “to the Company’s knowledge” or other similar phrases means the actual knowledge of a particular fact or other matter of David Durrett (Chief Executive Officer), Erik Dall (Chief Financial Officer), Robert Kunzi (Vice President of Sales), Richard Bailey (Senior Vice President of Operations) or Michael Paye (Plant Manager) and, in each case, the knowledge such individual would reasonably be expected to have obtained of a particular fact or other matter in the course of carrying out the responsibilities and duties inherent to his or her position with the Company.
“knowledge of Purchaser”, “to the Purchaser’s knowledge” or other similar phrases means the actual knowledge of a particular fact or other matter of Bryan Shinn (President and Chief Executive Officer), Donald Merril (Vice President and Chief Financial Officer) and Bradford Casper (Vice President and Chief Commercial Officer) and, in each case, the knowledge such individual would reasonably be expected to have obtained of a particular fact or other matter in the course of carrying out the responsibilities and duties inherent to his or her position with the Purchaser.
“Latest Balance Sheet” has the meaning set forth in Section 3.05(a).
“Law” means any law, statute, constitution, ordinance, rule, regulation, judgment, injunction, Order, treaty, regulation, decree or other restriction of any Governmental Authority, including common law.
“Leased Real Property” has the meaning set forth in Section 3.07(b).
“Letter of Transmittal” has the meaning set forth in Section 1.01(a)(ii)(E).
“Liens” means liens, mortgages, pledges, hypothecations, community property interests, security agreements, easements, restrictions on transfer (other than restrictions imposed on the transfer of any security by applicable securities laws, security interests, charges or encumbrances of any kind or nature.
“Losses” has the meaning set forth in Section 8.01(b).
“Material Contracts” has the meaning set forth in Section 3.09(c).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 1.02.
“Merger Sub 1” has the meaning set forth in the Preamble.
“Merger Sub 2” has the meaning set forth in the Preamble.
“Mini-Basket” has the meaning set forth in Section 8.01(e)(i).
“Net Working Capital” means the amount by which (a) the sum of the current assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Financial Statements, exceeds (b) the sum of the current liabilities of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Financial Statements; provided, however, that (i) the current assets of the Company and its Subsidiaries shall not include Cash on Hand to the extent such is included in the calculation of the Estimated Cash Purchase Price or the Final Purchase Price, (ii) the current liabilities of the Company and its Subsidiaries shall not include Seller Transaction Expenses or any other liabilities that are included in, or relate to the liabilities included in, the definition of Indebtedness or otherwise reduce the amount of the Estimated Cash Purchase Price or the Final Cash Purchase Price, and (iii) the calculation of Net Working Capital shall not reflect or include any Income Tax assets or liabilities. A sample calculation of Net Working Capital, Estimated Cash Purchase Price and Closing flow of funds is attached, for purposes of illustration only, as Exhibit I.
“Nevada Act” means the Nevada Revised Statutes, Chapter 92A: Mergers and Exchanges of Interest.
“Non-Recourse Party” has the meaning set forth in Section 10.20.
“Objections Statement” has the meaning set forth in Section 1.05(b).
“Option Exercise Agreement” means an Option Exercise Agreement duly executed by an Optionholder, substantially in the form as set forth on Exhibit D attached hereto.
“Optionholder” or “Optionholders” means the Persons set forth on Schedule 9.01(c) under the heading “Optionholders”.
“Options” means all options issued by the Company to acquire shares of Common Stock which are vested and exercisable (or will become vested and exercisable as a result of the transactions contemplated hereby) and outstanding as of immediately prior to the Closing.
“Order” means any judgment, ruling, order, decision, writ, injunction, determination, ruling or decree of, or any settlement under the jurisdiction of, any Governmental Authority.
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including, without limitation, all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; telecommunications, computer, wiring and cable installations; utility installations; water distribution systems; and landscaping, and all easements and other rights and interests appurtenant thereto, including, without limitation, air, oil, gas, mineral and water rights, owned by the Company or any of its Subsidiaries.
“Per Share Merger Consideration” means (i) the Final Cash Purchase Price divided by the aggregate number of Shares, plus (ii) the Stock Consideration divided by the aggregate number of Shares; provided, however, that the term Per Share Merger Consideration as used with respect to certain of the Sellers shall mean the portions of the Final Cash Purchase Price and the number of Shares set forth on Schedule 9.01(g).
“Permits” means any approval, bond, certificate of authority, operating certificate, certificate of need, accreditation, qualification, license, franchise, permit, order, registration, variance, consent, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, and which shall be paid in full and released at Closing; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; (v) liens on goods in transit incurred pursuant to documentary letters of credit; (vi) liens securing rental payments under capital lease arrangements; (vii) purchase money liens entered into in the ordinary course of business for amounts that are not overdue; (viii) other Liens that are not material to the Company and its Subsidiaries taken as a whole; (ix) Liens that will be terminated at or prior to the Closing and (x) Liens set forth on Schedule 9.01(b).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
“Plan” has the meaning set forth in Section 3.08(m).
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Tax period beginning after the Closing Date.
“Pre-Closing Distributions” means the restructuring transactions described on Schedule 9.01(f).
“Pre-Closing Returns” has the meaning set forth in Section 8.02(c).
“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date, and the portion of the Straddle Period ending at the end of the Closing Date.
“Preliminary Closing Statement” has the meaning set forth in Section 1.05(b).
“Privileged Communications” has the meaning set forth in Section 10.21.
“Proterra” means Black River CPF M&M NBI Holdco LLC.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Common Stock” means the common stock, par value $0.01, of the Purchaser.
“Purchaser Fundamental Representations” has the meaning set forth in Section 8.01(a).
“Purchaser Indemnified Parties” has the meaning set forth in Section 8.01(b).
“Purchaser Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has been, or is reasonably likely to be, individually or in the aggregate, materially adverse to the assets, business, financial condition or results of operations of the Purchaser and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Purchaser Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Purchaser and its Subsidiaries participate that are not unique to the Purchaser and its Subsidiaries, the U.S. economy as a whole or the capital markets in general or the markets in which the Purchaser and its Subsidiaries operate (except to the extent such change, effect, event, occurrence, state of facts or development disproportionately affects (relative to other participants in the industry in which the Purchaser and its Subsidiaries operate) the Purchaser); (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) any change in applicable Laws or the interpretation thereof; (v) any change in GAAP; (vi) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America and (vii) changes or effects that arise from any seasonal fluctuations in the Purchaser’s business in the ordinary course of business.
“Purchaser Preferred Stock” means the Preferred Stock of Purchaser, par value $0.01 per share.
“Purchaser SEC Reports” has the meaning set forth in Section 4.15.
“Purchaser Shares” means shares of Purchaser Common Stock issued by Purchaser pursuant to the terms and conditions of this Agreement.
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Real Property Permits” has the meaning set forth in Section 3.07(e).
“Related Tax Person” has the meaning set forth in Section 4.17(b).
“Representative” means, with respect to any Person, any Affiliate, director, officer, manager, partner or employee of such Person, or any financial advisor, accountant, legal counsel, consultant or other authorized agent or representative retained by such Person.
“Restoration Cap” has the meaning set forth in Section 8.01(e)(ix).
“Restoration Escrow Funds” means the cash placed into escrow by the Company pursuant to the restoration plan referenced in Schedule 3.16, Item 1, which amount was $471,000 as of April 30, 2016.
“Restricted Sellers” means each of David Durrett, Erik Dall and Robert Kunzi.
“Schedule” or “Disclosure Schedules” has the meaning set forth in Article III.
“SEC” means the United States Securities and Exchange Commission.
“Second Articles of Merger” has the meaning set forth in Section 1.01(b)(i).
“Second Effective Time” has the meaning set forth in Section 1.01(b)(i).
“Second Merger” has the meaning set forth in the Recitals.
“Second Surviving Corporation” has the meaning set forth in Section 1.01(b)(i).
“Seller” or “Sellers” means the Persons identified on Schedule 9.01(c) under the heading “Sellers”.
“Seller Fundamental Representations” has the meaning set forth in Section 8.01(a).
“Seller Indemnified Parties” has the meaning set forth in Section 8.01(d).
“Seller Transaction Expenses” means the aggregate costs, fees and expenses incurred (whether or not billed or invoiced) by or on behalf of the Company or its Subsidiaries relating to the transactions contemplated hereby, including (i) the aggregate amount of fees and expenses payable to advisors and consultants (including investment bankers, lawyers and accountants) arising out of, relating to or incidental to the discussion, evaluation, negotiation and documentation of the transactions contemplated hereby or the related repayment of any Indebtedness (including Moelis & Company LLC for investment banking services for the Company and KHH for legal services to the Company) and (ii) the aggregate amount of any bonus or other similar payment (including any retention, change in control, “stay” or “sale” bonus) paid or payable to any director, manager, officer or employee or other Affiliate of the Company or its Subsidiaries as a result of the transactions contemplated by this Agreement, including the employer’s share of Taxes attributable to any such bonuses or other payments, in each case to the extent unpaid as of the Adjustment Calculation Time.
“Sellers Representatives” has the meaning set forth in the Preamble.
“Sellers Representatives Admin Expense Fund” means $200,000.
“Shares” means the shares of Common Stock issued and outstanding as of the Closing Date.
“Significant Customers” has the meaning set forth in Section 3.19.
“Stock Consideration” means that number of Purchaser Shares, rounded up to the nearest whole number, equal to the quotient determined by dividing ninety million nine hundred thousand ($90,900,000) by the Average Purchaser Shares Price.
“Stockholder Consent” has the meaning set forth in the Recitals.
“Straddle Period” means a tax period that includes, but does not end on, the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
“Surviving Corporation” has the meaning set forth in Section 1.01(a)(i).
“Target Working Capital” means $1,969,000.
“Tax” or “Taxes” means all taxes, including any federal, state, local or foreign income, gross receipts, franchise, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, escheat, employee, withholding tax or other tax of any kind whatsoever, and any similar assessments by a Governmental Authority, whether disputed or not, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.
“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, including any amendment thereof.
“Termination Date” has the meaning set forth in Section 7.01(d).
“Transactions” has the meaning set forth in the Recitals.
“Transfer Taxes” has the meaning set forth in Section 8.02(d).
“Unresolved Claims” has the meaning set forth in Section 8.01(o)(ii).
“WARN” has the meaning set forth in Section 3.18(b).
“Willful Breach” means a material breach that is a consequence of an act or failure to act with the actual knowledge that the taking of the act or failure to act would, or would reasonably be expected to, result in a material breach.
“Working Capital Escrow Account” means an account established by the Escrow Agent pursuant to the Escrow Agreement.
“Working Capital Escrow Amount” means an amount deposited at the Closing in the Working Capital Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, which shall be $500,000.00.
3.02    Other Definitional Provisions.
(a)    Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified, provided that any reference to a Code section or other law or regulation as set forth in the representations and warranties contained in this Agreement shall be deemed in any case to reference the substantive provisions of such Code section, law or regulation as in effect on the date hereof.
ARTICLE IV

MISCELLANEOUS
4.01    Press Releases and Communications
. The initial press release announcing this Agreement, any ancillary agreements and the transactions contemplated herein shall be in substantially the form mutually agreed upon by the Sellers Representatives and the Purchaser. No other press release, public announcement or public filing related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company or its Subsidiaries, shall be issued or made by any party hereto without the joint approval of the Purchaser and the Sellers Representatives (which approval shall not be unreasonably withheld, delayed or conditioned), unless required by Law or stock exchange rules; provided that no party shall be required to obtain approval or provide materials for review to the extent that the applicable press release, announcement, public filing or communication consists of information that has previously been made public without breach of the obligations under this Section 10.01. In the event that any such additional press release, public announcement or public filing is required by or advisable under applicable Law or stock exchange rules, the party obligated to make such press release, public announcement or public filing shall use commercially reasonably efforts to provide the other party with reasonable advance notice of such requirement and the content of the proposed press release, announcement or filing and a reasonable opportunity to review and comment on such release, announcement or filing and consider in good faith any comments with respect thereto. The parties understand and agree that Purchaser or its Affiliates intend to publicly disclose the existence and terms of this Agreement and the transactions contemplated hereby subsequent to the execution of this Agreement.
4.02    Expenses
. Except as otherwise expressly provided herein, each of Sellers, the Company, the Purchaser, Merger Sub 1 and Merger Sub 2 shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, however, that if the transactions contemplated hereby are consummated, Sellers shall bear all fees, costs and expenses of the Company and its Subsidiaries incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby (including legal and accounting fees, costs and expenses) by virtue of the inclusion of all such fees and costs as Seller Transaction Expenses.
4.03    Notices
. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the e-mail address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to the Purchaser, Merger Sub 1 and Merger Sub 2 (and, after the Closing, the Surviving Corporation and the Second Surviving Corporation)
U.S. Silica Company
8490 Progress Drive, Suite 300
Frederick, Maryland 21701
Attention: Christine Marshall, General Counsel and Corporate Secretary
Telephone No.: (301) 682-0313
Email: marshall@ussilica.com
with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Robert M. Hayward, P.C.
     Bradley Reed
Telephone No.: (312) 862-2000
Email: robert.hayward@kirkland.com
bradley.reed@kirkland.com

Notices to the Sellers, Optionholders and Sellers Representatives (and prior to Closing, the Company):

New Birmingham, Inc.
2367 Oak Alley
Tyler, Texas 75703
Attention: David Durrett
Telephone No.: (903) 944-7121
Email: david.durrett@newbirminghaminc.com

with a copy, which shall not constitute notice, to:
Kelly Hart & Hallman LLP
201 Main Street
Suite 2500
Fort Worth, Texas 76102
Attention: Evan Malloy
Travis Clardy
Telephone No: 817-332-2500
Email: evan.malloy@kellyhart.com
travis.clardy@kellyhart.com

4.04    Assignment
. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser, Merger Sub 1 or Merger Sub 2, on the one hand, and the Company or the Sellers Representatives, on the other hand, without the prior written consent of the other party; provided that Purchaser, Merger Sub 1 and Merger Sub 2 may, without the consent of any Person, assign in whole or in part their rights, interests and obligations pursuant to this Agreement to (i) one or more of their Affiliates, (ii) after the Closing, any purchaser of all or substantially all of the assets of Purchaser, the Surviving Corporation or the Second Surviving Corporation or (iii) any of their lender(s) as collateral security; provided further that, in the case of clauses (i) and (iii), such assignment shall not relieve Purchaser, Merger Sub 1 or Merger Sub 2 of any of its obligations hereunder unless the Company and Sellers Representatives consent in writing to such assignment and provided, further, that Purchaser, Merger Sub 1 or Merger Sub 2 shall provide Sellers Representatives with notice of any assignment described in clause (ii) either prior to or immediately following such assignment if such assignment occurs during the Indemnity Escrow Survival Period.
4.05    Severability
. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
4.06    References
. Capitalized terms used herein shall have the respective meanings assigned thereto herein (such definitions to be equally applicable to both the singular and plural forms and to the masculine as well as to the feminine and neuter genders of the terms defined). A term defined as one part of speech (such as a noun) shall have a corresponding meaning when used as another part of speech (such as a verb). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word “including” shall mean “including, without limitation”. “Shall” and “will” mean “must,” and shall and will have equal force and effect and express an obligation. “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form. References herein to this Agreement mean this Agreement as from time to time amended, modified or supplemented, including by waiver or consent. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent.
4.07    Construction
. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).
4.08    Amendment and Waiver
. This Agreement may be amended, and any provision of this Agreement may be waived; provided, that any such amendment or waiver shall be binding upon each Seller only if such amendment or waiver is set forth in a writing executed by Sellers Representatives, and any such amendment or waiver shall be binding upon the Company, the Purchaser, Merger Sub 1 and Merger Sub 2 only if such amendment or waiver is set forth in a writing executed by the Company, the Purchaser, Merger Sub 1 or Merger Sub 2, as the case may be. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
4.09    Complete Agreement
. This Agreement and the documents referred to herein (including the Escrow Agreement and the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
4.10    Third-Party Beneficiaries
. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement; provided, however, that (a) the D&O Indemnified Persons are intended beneficiaries of, and shall have the right to enforce, the provisions set forth in Section 6.03, (b) each Seller is an intended beneficiary of, and shall have the right to enforce, the provisions set forth in Section 8.01(p), (c) each Non-Recourse Party is an intended beneficiary of, and shall have the right to enforce, the provisions set forth in Section 10.20, and (d) KHH is an intended beneficiary of, and shall have the right to enforce, the provisions set forth in Section 10.21. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
4.11    Waiver of Trial by Jury
. THE PARTIES HERETO WAIVE ANY RIGHT, TO THE FULLEST EXTENT PERMITTED BY LAW, TO A TRIAL BY JURY IN ANY ACTION, CLAIM OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.
4.12    Purchaser Deliveries
. The Purchaser agrees and acknowledges that all documents or other items delivered or made available to the Purchaser or Purchaser’s legal counsel in the online data room hosted on ShareFile at https://newbirminghaminc.securevdr.com at least two (2) Business Days prior to the date of this Agreement shall be deemed to be delivered or made available, as the case may be, to the Purchaser for all purposes hereunder.
4.13    Specific Performance
. Each of the Company, the Purchaser and Merger Sub 1 acknowledges and agrees that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of the Company, the Purchaser and Merger Sub 1 agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto. If the Closing shall not have occurred because of a breach by the Purchaser or Merger Sub 1 of its obligations under this Agreement, and all of the conditions set forth in Section 2.01 to the Purchaser’s and Merger Sub 1’s obligations have either been satisfied or previously waived in writing (or would have been satisfied or are capable of being satisfied but for such breach of the Purchaser’s or Merger Sub 1’s obligations under this Agreement), then either the Sellers Representatives or the Company shall have the right to a court order specifically enforcing the provisions of this Agreement as to which such breach applies and, in any event, to specifically force the Closing to occur. If the Closing shall not have occurred because of a breach by the Company of its obligations under this Agreement, and all of the conditions set forth in Section 2.02 to the Company’s obligations have either been satisfied or previously waived in writing (or would have been satisfied or are capable of being satisfied but for such breach of the Company’s obligations under this Agreement), then the Purchaser and Merger Sub 1 shall have the right to a court order specifically enforcing the provisions of this Agreement as to which such breach applies and, in any event, to specifically force the Closing to occur.
4.14    Delivery
. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or in electronic or digital form as a defense to the formation of a contract and each such party forever waives any such defense.
4.15    Counterparts
. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
4.16    Governing Law
. All Claims, issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
4.17    Consent to Jurisdiction
. SUBJECT TO THE PROVISIONS OF SECTION 1.05 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
4.18    Prevailing Party
. If there shall occur any dispute or proceeding between the parties relating to this Agreement or the transactions contemplated hereby, the non‑prevailing party shall pay all reasonable costs and fees (including reasonable attorneys’ fees and expenses) of the prevailing party.
4.19    Payments under this Agreement. Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate, reduction or withholding and not subject counterclaim or offset, on the dates required hereby (with time being of the essence).
4.20    Non-Recourse. This Agreement may only be enforced against, and any Claim based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Purchaser or Merger Sub 1 under this Agreement of or for any Claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Without limiting the foregoing, no claim will be brought or maintained by the Purchaser or any other Purchaser Indemnified Party or any of their respective successors or permitted assigns against any Non-Recourse Party which is not otherwise expressly identified as a party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.
4.21    Representation. The parties to this Agreement acknowledges that Kelly Hart & Hallman LLP (“KHH”) currently serves as counsel to both (i) the Company and its Subsidiaries on the one hand and/or (ii) the Sellers Representatives and certain of the Sellers on the other hand, in each case including in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. There may come a time, including after consummation of the transactions contemplated by this Agreement, when the interests of the Sellers Representatives and/or Sellers on the one hand, and the Company and its Subsidiaries on the other hand may no longer be aligned or when, for any reason, the Sellers Representatives, the Sellers, KHH, the Company or any of its Subsidiary believes that KHH cannot any longer, or should no longer, represent both the Sellers Representatives and/or the Sellers on the one hand, and the Company and its Subsidiaries on the other hand. The parties understand and specifically agree that KHH may withdraw from representing the Company and its Subsidiaries and continue to represent the Sellers Representatives and/or the Sellers even if the interests of the Sellers Representatives and/or the Sellers on the one hand, and the interests of the Company and its Subsidiaries on the other hand, are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and even though KHH may have represented the Company and its Subsidiaries in a matter substantially related to such dispute or may be handling ongoing matters for the Company, its Subsidiaries or any of their respective Affiliates, and Purchaser, the Company and its Subsidiaries hereby consent thereto and waive any conflict of interest arising therefrom. Each of the parties further agrees that, as to all communications among KHH, the Company, its Subsidiaries, the Sellers Representatives and the Sellers relating to this Agreement or the transactions contemplated hereby, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege that attach as a result of KHH representing the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby shall survive the Closing and shall remain in effect, provided that any such privilege, from and after the Closing, shall belong to the Sellers Representatives and/or the Sellers and shall not pass to or be claimed by the Company, its Subsidiaries or any of their respective Affiliates. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege attaching as a result of KHH representing the Company or its Subsidiaries in connection with this Agreement and the transactions contemplated hereby shall survive the Closing, remain in effect and be controlled by the Sellers Representatives and/or the Sellers. As to any privileged attorney client communications between KHH on the one hand, and any of the Company or any Subsidiary on the other hand, prior to the Closing Date relating to this Agreement or the transactions contemplated hereby (collectively, the “Privileged Communications”), each of Purchaser, Merger Sub 1, Merger Sub 2, the Company and its Subsidiaries, together with any of their respective Affiliates, successors or assigns, agree that no such Person may access, use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto after the Closing. In addition, if the transactions contemplated by this Agreement are consummated, the Company and its Subsidiaries shall have no right of access to or control over any of KHH’s records related to the transactions contemplated by this Agreement, which shall become the property of (and be controlled by) the Sellers Representatives and/or the Sellers. Furthermore, in the event of a dispute between the Sellers Representatives and/or the Sellers on the one hand, and the Company or any of its Subsidiary on the other hand, arising out of or relating to any matter in which KHH acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Sellers Representatives and/or the Sellers any information or documents developed or shared during the course of KHH’s representation of the Sellers Representatives and/or the Sellers on the one hand, and the Company and its Subsidiaries on the other hand, in connection with this Agreement and the transactions contemplated hereby.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first above written.

Company:	NEW BIRMINGHAM, INC.
By: /s/ David Durrett
Its: CEO

Purchaser:	U.S. SILICA HOLDINGS, INC.
By: /s/ Bryan A. Shinn
Its: President & Chief Executive Officer

Merger Sub 1:	NEW BIRMINGHAM MERGER CORP.
By: /s/ Bryan A. Shinn
Its: President & Chief Executive Officer

Merger Sub 2 Sellers Representatives	NBI MERGER SUBSIDIARY II, INC. By: /s/ Bryan A. Shinn Its: President & Chief Executive Officer /s/ David Durrett David Durrett /s/ Erik Dall Erik Dall